                                                                    Exhibit 10.5


                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                             IAN SCHRAGER HOTELS LLC

       This LIMITED LIABILITY COMPANY AGREEMENT of IAN SCHRAGER HOTELS LLC, a New York limited liability company (the "Company"), is made as of February 13, 1998 among NORTHSTAR HOSPITALITY LLC, a Delaware limited liability company ("NorthStar"), MHG ASSOCIATES, L.P., a Delaware limited partnership ("Schrager") and CENTURY OPERATING ASSOCIATES, a New York limited partnership ("Pilevsky"), as initial Members of the Company, and any Persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as Members on Schedule A hereto.


                                    RECITALS:

       WHEREAS, the Members have heretofore formed a limited liability company pursuant to the New York Limited Liability Company Law,
-section- 203, as amended from time to time (the "New York Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of New York on August 11, 1997;

       WHEREAS, the Company was previously known as West 57th LLC;

       WHEREAS, on January 27, 1998, the name of the Company was changed to Ian Schrager Hotels LLC; and

       WHEREAS, the Members desire to operate the Company as a limited liability company under the New York Act and to amend and restate the prior operating agreement of the Company in its entirety and the terms of such prior agreement are hereby superceded in their entirety.

       NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                     ARTICLE I

                                  DEFINED TERMS

       Section Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

       "Accrued Developing Hotel Return Amount" means, with respect to each Developing Hotel for each calendar year (or portion thereof) for which such hotel is a Developing Hotel, a (A) an amount which would yield a return equal to twelve percent (12%) per annum, compounded quarterly on the Unreturned Capital Contribution attributable to such Developing Hotel minus (B) any Distributions attributable to such Developing Hotel pursuant to Section 7.1(e).

       "Accrued Shortfall Amount" means, with respect to any calendar year in which NorthStar did not receive a non-cumulative return equal to 12% per annum, the positive excess of (A) an amount which would yield to the Members a return equal to twelve percent (12%) per annum, not compounded, on the Unreturned Capital Contribution attributable to Operating Assets (plus any Accrued Shortfall Amount for any prior years), minus (B) any amounts distributed to the Members pursuant to Section 7.1(d).

       "Additional Capital Contributions" shall mean Capital Contributions made by the Members after the date hereof.

       "Additional Members" has the meaning set forth in Section 11.8 hereof.

       "Adjusted Operating Equity" means for any Payment Period (i) the sum of the total Weighted Unreturned Capital Contributions of the Members plus the Weighted Convertible Loan Amount, in each case allocable to all investments and operations of the Company other than Developing Hotels, plus (ii) any Accrued Developing Hotel Return.

       "Adjusted Ordinary Cash Flow" means for any Payment Period during the Convertible Loan Term, Ordinary Cash Flow of the Company, calculated prior to any Convertible Loan Interest Payment, which would be distributable to the Members pursuant to Sections 7.1(d)(i), 7.1(d)(ii)(B) and 7.1(d)(iii)(B) and 7.1
(e)(i), 7.1 (e)(ii)(B) and 7.1 (e)(iii)(B) after substituting (1) in Section 7.1(d)(i) and 7.1 (e)(i) the phrase "the sum of the total Weighted Unreturned Capital Contributions of the Members and the Weighted Convertible Loan Amount for such Payment Period" for the phrase "Unreturned Capital Contributions," (2) in Section 7.1(d)(ii)(B) and 7.1(e)(ii)(B) the phrase "the sum of the total Weighted Unreturned Capital Contributions of the Members and the Weighted Convertible Loan Amount for such Payment Period" for the phrase "based upon the Members' respective

Percentage Interests" and (3) in Sections 7.1(d)(i)(B) and 7.1(d)(ii)(B) the phrase "Adjusted Operating Equity" for the phrase "Operating Equity".

       "Advance" has the meaning set forth in Section 4.5 hereof.

       "Affiliate" means, with respect to a Person, (i) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) any other Person owning or Controlling fifteen percent (15%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, shareholder, member or manager of such Person, or
(iv) any other Person who is an officer, director, general partner, shareholder, member, manager, trustee, or holder of fifty percent (50%) or more of the voting interests, of any Person described in clauses (i) through (iii) of this sentence; provided, that with respect to NorthStar, Affiliates shall also include any Person that acts as an investment manager or investment advisor for NorthStar or any Person described in clauses (i) through (iii) of this sentence.

       "Agreement" means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time, and the Bylaws. Any reference to "this Agreement," "herein" or words having a similar meaning in the context, shall be deemed to include the Bylaws, provided that, in the event of any inconsistency between the terms hereof and the terms of the Bylaws, the terms hereof shall control.

       "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, (i) the inability of such Person generally to pay its debts as such debts become due or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person or the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 60 days. "Bankrupt" shall have a correlative meaning.

       "Base Interest" means, with respect to Schrager and Pilevsky, all of such Members' interests in the Distributions of the Company, excluding therefrom the Carried Interest.

       "Board of Managers" has the meaning set forth in 6.1(a) hereof.

       "Budget" means an economic forecast of amounts to be expended by the Company as a whole and for each Separate Business conducted by the Company, in such detail and with such line items as the Board of Managers may reasonably require, over a designated period of time, prepared by the Chief Executive Officer and submitted to and approved by the Board of Managers. The Budget for the calendar year 1998, as approved by the Members, is annexed hereto as Exhibit A, provided, The Members acknowledge that the form of the Budget will be revised for future calendar years as is reasonably required by NorthStar to reflect a consolidated Company wide budget.

       "Business Plan" means a narrative description of the proposed business activities of the Company as a whole and for each Separate Business conducted by the Company, in such detail as the Board of Managers may reasonably require, prepared by the Chief Executive Officer and submitted to and approved by the Board of Managers, as same may be amended by the Supermajority Decision of the Board of Managers from time to time. The Business Plan for the calendar year 1998, as approved by the Members, is annexed hereto as Exhibit A.

       "Bylaws" means the Bylaws of the Company as amended from time to time, which Bylaws are expressly incorporated herein by reference as part of this Agreement, and may only be amended in accordance with the terms of this Agreement. The initial Bylaws of the Company are attached hereto as Schedule B and are hereby adopted and approved as a Supermajority Decision of the Board of Managers.

       "Capital Account" means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4 hereof.

       "Capital Contribution" means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company in accordance with the terms of this Agreement with respect to such Member's Interest (net of any liabilities to which such property may be subject or as to which the Company may assume liability in connection with such contribution). In the case of a Member who acquires an interest in the Company by virtue of a Transfer in accordance with the terms of this Agreement, "Capital Contribution" has the meaning set forth in
Section 4.4(a) hereof.

       "Capital Event" shall mean, with respect to the Company or any Subsidiary, any event not occurring in the ordinary course of business, pursuant to which the Company or its Subsidiary (as the case may be) receive any consideration with respect to its assets or the disposition thereof, whether in connection with any recapitalization or restructuring of equity in, or debt of, the Company; any Transfer of any property held directly by the Company or indirectly through any Subsidiary; any refinancing of outstanding indebtedness or indebtedness of any entity in which the Company or its Subsidiary (as the case may be) holds an equity interest; any casualty or condemnation of any property in which the Company or its Subsidiary has an interest, as well as termination payments under any agreements pursuant to which the Company or any Subsidiary of the Company manages hotel properties and any distributions made by a Subsidiary out of net proceeds received by such Subsidiary from any of the foregoing transactions to the extent same occur in respect of such Subsidiary.

       "Carried Interest" has the meaning set forth in Section 11.12.

       "Cash Available for Distribution" for any period, as determined by the Managers in their reasonable good faith discretion, shall mean the difference for such period between (i) the sum of (A) the Company's gross receipts from its operations, including dividends, interest or other income derived from the investments of the Company, any Capital Event Proceeds of the Company, and
(B) any amounts withdrawn from the reserves of the Company at the discretion of the Managers, and (ii) the sum of (A) all cash disbursements of the Company, including, without limitation, principal and interest payable by the Company in respect of any of its debt obligations, and (B) the amount of any additional reserves of the Company set aside during such period.

       "Certificate" means the Certificate of Formation and any and all amendments thereto filed on behalf of the Company with the office of the Secretary of State of the State of New York pursuant to the New York Act.


       "Class A Managers" and "Class B Managers" when used in reference to members of the Board of Managers shall have the meanings set forth in Section 6.1(a) hereof.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (-section-) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

       "Company" means Ian Schrager Hotels LLC, the limited liability company heretofore formed under and pursuant to the New York Act and this Agreement.

       "Controls," "is Controlled by" or "is under common Control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "Convertible Loan" means that certain loan, made on the date hereof from the Convertible Member to the Company, in the initial principal amount of the Convertible Loan Amount.

       "Convertible Loan Amount" means ONE HUNDRED THIRTY MILLION SEVEN HUNDRED NINETY TWO THOUSAND NINETY THREE DOLLARS AND 27 CENTS ($130,792,093.27).

       "Convertible Loan Interest Payment" has the meaning set forth in Section 7.1(g)(i).

       "Convertible Loan Interest Payment Date" means (i) the tenth day of each month, or if such day is not a business day, the next succeeding business day and (ii) the Mandatory Conversion Date.

       "Convertible Loan Interest Rate" means a rate equal to the greater of (i) the Minimum Convertible Loan Interest Rate and (ii) the Equity Return Rate; provided, however, that the Convertible Loan Interest Rate shall be adjusted with respect to each Payment Period during the Convertible Loan Term to ensure that the amounts paid to date to the Convertible Member, in the aggregate (taking into account all interest payments made to such member on the Henry Hudson Loan), do not exceed the greater of (i) the Minimum Convertible Loan Interest Rate and (ii) the Equity Return Rate, in each case for the portion of the Convertible Loan Term elapsed.


       "Convertible Loan Principal Payment" has the meaning set forth in Section 7.1(g)(ii).

       "Convertible Loan Term" means the period commencing on the date hereof, and expiring on the Mandatory Conversion Date.

       "Convertible Member" means NorthStar, solely as the holder of the Convertible Loan, and not as a Member of the Company. On the earlier to occur of
(a) the date on which the remaining principal of the Convertible Loan (and all accrued and unpaid interest thereon, if any) is repaid and (b) the Mandatory Conversion Date, all references to the Convertible Member shall be deemed deleted and any Percentage Interest held by the Convertible Member shall be deemed a Percentage Interest held by NorthStar.

       "Covered Person" means a Member, any Affiliate of any such Member, any officers, directors, shareholders, partners, employees, representatives or agents of any such

Member, or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

       "Default Rate" means the lesser of (a) the sum of (i) the prime lending rate as announced by Citibank, N.A. and (ii) five percent (5.0%) and (b) the maximum rate permitted by applicable law.

       "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such Gross Asset Value which the asset had when its value was last adjusted, as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to the adjusted tax basis which the asset had when its value was last adjusted; and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

       "Developing Hotel" means (A) any Hotel Property owned or managed by the Company or any Subsidiary of the Company that is not yet open for business as a hotel operating in accordance with the Company's customary hotel operating standards, provided such Hotel Property shall be deemed an Operating Asset, upon the earlier to occur of (1) the Company owning such Hotel Property for thirty
(30) months or (2) the Hotel Property opening as a renovated Hotel Property in accordance with the Company's customary hotel operating standards, or (B) such Hotel Property which is otherwise designated by a Supermajority Decision of the Board of Managers as a Developing Hotel; provided, further, if a Hotel Property generates a return of 12% per annum (not compounded) on its Operating Equity for a calendar year, such Hotel Property shall automatically become an Operating Asset retroactively for such calendar year during which such return is achieved and, to the extent necessary, Distributions to Members pursuant to Section 7.1 shall be recalculated and adjusted immediately following the conclusion of such calendar year.

       "Distributions" shall mean any distributions of cash or other assets of the Company to the Members.

       "Equity Return Rate" means (calculated for a particular Payment Period) a fraction, expressed in percentage terms, the numerator of which is the total Adjusted Ordinary Cash Flow of the Company, calculated prior to taking into account any Convertible Loan Interest Payments or interest payments on the Henry Hudson Loan made during such Payment Period, and the denominator of which is the sum of (A) the total Weighted Unreturned Capital

Contributions of the Members and (B) the Weighted Adjusted Convertible Loan Amount for such Payment Period.

       "Fair Market Value" means, with respect to the Company or substantially all of the Company's assets or investments, (i) for the purposes of Section 10.1(b)(iv), the fair market value of the Company as determined by the Defaulting Member and the Non- Defaulting Member within thirty (30) days after the date of any Defaulted Additional Capital Contribution, provided that if the Members are unable to so agree, such fair market value shall be determined by an appraisal conducted by an appraiser selected by the Member making such Defaulted Additional Capital Contribution with the approval of all members of the Board of Managers, such approval not to be unreasonably withheld or delayed and (ii) for purposes of Section 11.4(b), the fair market value of such assets or investments, as determined by the Offering Member and the Offeree Member within thirty (30) days after the First Interest Election Date, provided that if the Members are unable to so agree, such fair market value shall be determined by an appraisal conducted by an appraiser selected by the Offering Member with the approval of all members of the Board of Managers, such approval not to be unreasonably withheld or delayed.

       "First Interest Election Date" has the meaning set forth in 11.4(b) hereof.

       "Fiscal Year" means (i)the period commencing upon the formation of the Company and ending on December 31, 1998, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VII hereof.

       "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

                    (i) the initial Gross Asset Value of any asset contributed by a Member of the Company shall be the fair market value of such asset, as agreed to by the contributing Member and the Board of Managers;

                    (ii) the Gross Asset Value of all Company assets shall be
             adjusted to equal their respective fair market values, as determined by the Board of Managers, as of the following times:
             (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; provided, however, that adjustments pursuant to this sentence shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

                    (iii) the Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution, as determined by the distributee Member and the Board of Managers, or if such parties are unable to agree upon a determination, as determined pursuant to Section 13.3 hereof.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i) or paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.


       "Henry Hudson Loan Amount" means the principal balance outstanding under that certain Note, dated as of June 23, 1993, given by St. Luke's-Roosevelt Hospital Center in favor of Irving Schatz, as amended by that First Amendment to Mortgage Note, dated as of the date hereof, by and between NorthStar, as lender and the Company, as borrower, which principal balance the parties hereto agree is $24,207,906.73 on the date hereof.

       "Hotel Property" shall mean each parcel of land, improved and unimproved, acquired or leased by the Company for the purpose of constructing, renovating, developing or operating a hotel thereon.

       "Incapacitated," with respect to any Person, means either (i) the inability of the Person to perform his duties under any applicable agreement or appointment, whether due to physical or mental incapacity or otherwise, for a period of ninety (90) consecutive calendar days, provided that after ninety (90) consecutive calendar days, there is no reasonable likelihood of recovery from such condition or termination of such inability or (ii) a final judicial determination that such Person is not mentally competent to handle his or her own affairs.

       "Interest" means (i) a Member's share of the profits and losses of the Company and a Member's rights to receive distributions of the Company's assets in accordance with the provisions of this Agreement and the New York Act,
(ii) such Member's right to vote or grant or withhold consents, if any, with respect to Company matters as provided herein or in the New York Act and (iii) such Member's other rights and privileges as herein provided.

       "Interest Sale Notice" has the meaning set forth in Section 11.4(a) hereof.

       "Internal Rate of Return" means the annual rate, compounded quarterly, at which the net present value, of all Distributions, from all sources, to a Member (discounted at such rate from the dates such Distributions are actually received by such Member), is equal to the net present value, as of the date of the first Capital Contribution, of the Capital Contributions made by such Member to the Company or any Subsidiary of the Company (discounted at such rate from the dates such Capital Contributions were made by such Member). Except with respect to Capital Contributions made by NorthStar prior to the date hereof with respect to the Henry Hudson Hotel (and no other contributed asset), no Capital Contributions or Distributions shall be deemed to have been made prior to the date hereof. For purposes of calculating an Internal Rate of Return hereunder all Capital Contributions and all Distributions shall be deemed made as of the date such Capital Contributions and Distributions are actually made to or by the Company.

       "Liquidating Trustee" has the meaning set forth in Section 12.4(a) hereof.

       "Lockout Period" shall mean the period commencing on the date hereof and expiring on the day immediately preceding the fourth (4th) anniversary of the date hereof.

       "Major Decision" means any of the following actions of the Company, directly on behalf of the Company or indirectly on behalf of any Subsidiary:

       (a) to add to or increase the capital of the Company, to issue Interests representing additional capital investment in the Company, to determine the Gross Asset Value of any Additional Capital Contribution to the Company or to cause the Company to accept an Advance;

       (b) to do anything that would cause a Member, or to require any Member, to guaranty or otherwise to become personally liable for any indebtedness incurred by the Company, without the prior consent of such Member, other than as such guarantee or liability may relate to customary exceptions from exculpation clauses or provisions in any loan or similar agreement approved by the Board of Managers;

       (c) to sell, exchange, finance, refinance, convey or otherwise dispose of any asset, business, investment, property or project directly or indirectly owned by the Company or any Subsidiary, including, without limitation, permitting any Subsidiary of the Company to cancel, terminate or otherwise materially modify any existing management agreement;

       (d) to undertake an initial public offering of Interests or other securities of the Company or any Subsidiary, or securities of any Person into which the Company is proposed to be merged or consolidated in contemplation of such an initial public offering;

       (e) to commence, invest in or engage in business activities other than the business activities described in clauses (i) and (ii) of Section 3.1 below;

       (f) to Transfer, directly or indirectly, an Interest to a Person other than in accordance with Article XI hereof;

       (g) to merge or to consolidate the Company with, or sell substantially all of the Company's assets to, any other Person;

       (h) to amend the Agreement;


       (i) to authorize and approve the dissolution of the Company;

       (j) to admit any new Member to the Company (and in connection therewith, the designation of additional members of the Board of Managers to represent the interests of any such new member) or accept the resignation of any existing Member of the Company;

       (k) to appoint, or approve the appointment of, a member of the Board of Managers, other than the initial members thereof (except as such decision may be made by NorthStar as expressly set forth in Section 6.1);

       (l) acquire, by purchase, lease or otherwise, any interest in real or personal property, including, without limitation, any direct or indirect interest in any entity that owns or is to acquire any interest in real or personal property other than in the ordinary course of business;

       (m) give or grant any deeds of trust, mortgages, pledges, ground leases, security interests or otherwise encumber any real property or any portion thereof, except the granting of utility easements, the filing of the plat for a property or project of the Company or any Subsidiary and such other encumbrances in accordance with a development plan approved by the Board of Managers by a Supermajority Decision;

       (n) confess a judgment against the Company or any Subsidiary in an amount in excess of $200,000;

       (o) undertake any other matter that would constitute or cause a material change in, including any material revision to, a Budget or the Business Plan;

       (p) to commence a Voluntary Bankruptcy or to decide not to contest an Involuntary Bankruptcy;

       (q) in connection with the admission of any new Member, to allocate or reallocate indebtedness of the Company for guaranty by the continuing Members in accordance with Section 7.9 hereof;

       (r) to establish general policies for the investment of Company funds, including, without limitation, the types and maturities of such investments; and

       (s) the sale, dissemination, licensing, or the granting of any right to use, to third parties, of any trade secrets, customer lists or other intellectual property of the Company and the decision not to seek enforcement of a violation of the intellectual property rights of the Company (e.g. a trademark infringement);

       (t) those matters specified in Section 3.3;

       (u) the determination of Cash Available for Distribution, Ordinary Cash Flow, reserves and the amount of any distributions pursuant to Section 7.1;

       (v) the selection of law firms or accounting firms to render services on behalf of the Company (subject to Section 8.3); and

       (w) the restructuring of the Company or the ownership of assets by the Company, as is prudent, advisable or necessary in connection with the qualification of certain of the beneficial owners of NorthStar as a "real estate investment trust" pursuant to Sections 856 through 860 of the Code (with the costs and expenses of the Company in connection with such restructuring being paid by the Company).

       "Manager" means any member of the Board of Managers.

       "Mandatory Conversion Date" means December 15, 1998.

       "Member" means any Person named as a member of the Company on Schedule A hereto and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such Person's capacity as a member of the Company, and "Members" means two (2) or more of such Persons when acting in their capacities as Members of the Company.


       "Minimum Convertible Loan Interest Rate" means a rate of fifteen percent (15%) per annum, compounded quarterly and calculated on the basis of the actual number of days elapsed over a 365 day year.

       "Net Capital Proceeds" means the cash proceeds received by the Company from any Capital Event, minus

            (i) the unpaid principal balance of, any accrued interest on, prepayment cost of or other fees and expenses incident to, any indebtedness of the Company or Subsidiary required to be paid out of such proceeds, including, without limitation, indebtedness due to Members;

            (ii) the costs and expenses incurred by the Company or any Subsidiary (including brokerage commissions, attorneys' fees, appraisal fees, collection costs, closing expenses and other customary sales costs and fees) in connection with such sale, financing or other disposition;

            (iii) all cash expenditures (including capital expenditures) to be incurred subsequent to the capital transaction to be funded out of the net proceeds thereof and made necessary by such Capital Event, as reasonably determined by the Board of Managers; and

            (iv) such reserves as are established in connection with any Capital Event as determined by the Supermajority Decision of the Board of Managers.

       "New York Act" means the New York Limited Liability Company Law, -section- 203, as amended from time to time.

       "Offered Interest" has the meaning set forth in Section 11.4(a) hereof.

       "Offeree Member" has the meaning set forth in Section 11.4(a) hereof.

       "Offering Member" has the meaning set forth in Section 11.4(a) hereof.

       "Officers" means the officers of the Company selected as provided in the Bylaws.

       "Operating Asset" means any asset of the Company which is not a Developing Hotel.

       "Operating Equity" means (i) those Unreturned Capital Contributions allocable to all investments and operations of the Company other than Developing Hotels, plus (ii) any Accrued Developing Hotel Return Amount, plus (iii) any Accrued Shortfall Amount.

       "Ordinary Cash Flow" means (i) Cash Available For Distribution less (ii) any proceeds received by the Company with respect to a Capital Event which are included in such Cash Available For Distribution.

       "Outstanding Interests" shall mean any equity interests of any Person in the following hotel properties to the extent not already contributed to the Company by the Members as of the date hereof: the Royalton Hotel, the Morgans Hotel, the Delano Hotel in Miami Beach, and the Clift Hotel in San Francisco.

       "Payment Period" means each calendar month or part thereof during the Convertible Loan Term.

       "Percentage Interest" means the Interest of a Member, expressed as a percentage of one hundred percent, as shown on Schedule A hereto and as such Schedule shall be amended from time to time in accordance with the provisions hereof, and as adjusted pursuant to Section 10.1.

       "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

       "Pilevsky Debt Amount" means $24,000,000.

       "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with -section- 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to -section- 703(a)(1) of the Code), with the following adjustments:

            (i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (ii) any expenditures of the Company described in -section- 705(a)(2)(B) of the Code (or treated as expenditures described in -section- 705(a)(2)(B) of the Code pursuant to Treasury Regulation -section- 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

            (iii) in the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

            (iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

            (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above.
                                       14

       "Remaining Debt Amount" means all indebtedness of the Company or its Affiliates available for guaranty in excess of the aggregate of the Schrager Debt Amount and the Pilevsky Debt Amount.

       "Schrager Affiliate" means, with respect to a Person, any other Person which Ian Schrager, his spouse or children own any legal or beneficial interest in.

       "Schrager Outside Date" has the meaning set forth in Section 6.10(a) hereof.

       "Schrager Competitor" means any Person which engages in the business of managing or operating Hotel Properties.

       "Schrager Debt Amount" means $40,000,000.

       "Securities Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

       "Separate Business" means each hotel, or interest therein, owned or managed by the Company, whether directly or indirectly; any Social Establishment, or interest therein, owned by the Company and any other asset, business or investment, or interest therein, owned or held by the Company that is either owned or operated independently of the other assets, businesses or investments of the Company.

       "Social Establishment" means a restaurant, timeshare facility, gaming or merchandising related facility, bar, nightclub, beach club, pool, golf, tennis or polo club, or other social establishment, to the extent located in, or to the extent providing services integral to, a particular hotel, motel, or other lodging facility.

       "Substitute Member" means a Person who is admitted to the Company as a Member pursuant to Section 11.1 hereof, and who is named as a Member on Schedule A to this Agreement.

       "Subsidiary" of a Person means another Person in which the first Person owns, directly or indirectly, an equity interest. Unless the context otherwise requires, all references herein to Subsidiaries shall be to Subsidiaries of the Company.

       "Supermajority Decision" shall mean (i) all of those actions of the Company identified in the definition of Major Decisions except for those identified in clauses (a), (c), (m), (p) , (q) and (w) of said definition; (ii) the incurrence of any indebtedness other than in the ordinary course of business as well as all of those actions identified in clauses (c) and (m) of the definition of Major Decisions, other than the financing and collateralization of the contribution of assets contributed to the Company on the date hereof as well as any Outstanding Interests contributed to the Company, provided that, with respect to the decision to incur debt other than in the ordinary course of business or to finance or collateralize assets initially or subsequently contributed to, or acquired by, the Company, such decisions shall be Supermajority Decisions from and after the first date that NorthStar (x) does not have any Unreturned Capital Contributions and (y) has received an Internal Rate of Return of twelve percent (12%) per annum on all of its Capital Contributions; (iii) all actions identified in clause (p) of the definition of Major Decisions at a time when the name of the Company includes the name "Ian Schrager" or any derivation thereof; (iv) those actions identified in Section 3.3 (except, with respect to subsection (i) thereof, in the case of a Transfer which occurs as a result of the exercise of lender's remedies in connection with a Loan properly entered into by the Company); (v) any of the actions identified in clause (a) of the definition of Major Decisions, except if (I) such Additional Capital Contribution, investment or loan in the reasonable opinion of the Class B Managers, is necessary for the Company to continue operating in compliance with all of its contractual and other legal obligations or (II) is being made in connection with an acquisition of an Outstanding Interest or other investment previously approved by a Supermajority Decision of the Board of Managers; (vi) any action by the Company in connection with clause (w) of the definition of Major Decisions which would
(a) cause the Company to be required to file periodic reports under the Securities Act, (b) result in adverse tax consequences to Schrager or the Company or (c) diminish the Chief Executive's powers with respect to the operations of the Company, or (vii) any other action expressly identified herein as requiring the Supermajority Decision of the Board of Managers. The taking of any action identified in clauses (i) through (vii) of the prior sentence or any other decision identified as a Supermajority Decision herein, shall require the consent of both the Class A Manager and a majority of the Class B Managers.

       "Tag-Along Exercise Notice" has the meaning set forth in Section 11.5(a)(i) hereof.

       "Tag-Along Right" has the meaning set forth in Section 11.5(a)(i) hereof.

       "Targeted Amount" has the meaning set forth in Section 6.10(f)

       "Target Interest Price" has the meaning set forth in Section 11.4(a) hereof.


       "Tax Matters Member" has the meaning set forth in Section 6.11 hereof.

       "Transfer" means, as a noun, any voluntary or involuntary assignment, transfer, syndication, sale or other disposition or purported disposition, and, as a verb, voluntarily or involuntarily to assign, syndicate, transfer, sell or otherwise dispose of.

       "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

       "Unreturned Capital Contribution" means the excess, if any, of a Member's Capital Contributions over the amount previously distributed to such Member pursuant to Section 7.1(c)(i), excluding any amount constituting a return on a Capital Contribution, as distinguished from a return of a Capital Contribution.

       "Warrant Co." means the entity designated as such by NorthStar at such time as a transfer is effected by NorthStar pursuant to Section 11.6(c) hereof.

       "Weighted Adjusted Convertible Loan Amount" means the amount equal to the sum of the Weighted Convertible Loan Amount plus the Weighted Henry Hudson Loan Amount for the applicable Payment Period.

       "Weighted Convertible Loan Amount" means the amount equal to (a) the sum of the Convertible Loan Amount outstanding on each day of the applicable Payment Period, divided by (b) the total number of days in such Payment Period.

       "Weighted Henry Hudson Loan Amount" means the amount equal to the sum of
(a) the principal balance of the Henry Hudson Loan outstanding on each day of the applicable Payment Period, divided by (b) the total number of days in such Payment Period.

       "Weighted Unreturned Capital Contributions" means the amount equal to (a) the sum of the Unreturned Capital Contributions outstanding on each day of the applicable Payment Period, divided by (b) the total number of days in such Payment Period.

       Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.



                                     ARTICLE II

                              OPERATION; TERM; ETC.

       Section 2.1  Operation.

       (a) The Members hereby agree to operate the Company as a limited liability company under and pursuant to the provisions of the New York Act and agree that the rights, duties and liabilities of the members shall be as provided in the New York Act, except as otherwise provided herein.

       (b) The name and mailing address of each Member and the amount contributed to the capital of the Company shall be listed on Schedule A attached hereto. The Board of Managers shall update Schedule A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

       Section 2.2 Name. The name of the Company heretofore formed and governed hereby is Ian Schrager Hotels LLC. The business of the Company may be conducted under any other name designated by the Board of Managers upon compliance with all applicable laws.

       Section 2.3 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of New York and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

       Section 2.4 Principal Place of Business. The principal place of business of the Company shall be at c/o Ian Schrager Hotels LLC, 235 West 46th Street, New York, New York 10036. At any time, the Chief Executive Officer may change the location of the Company's principal place of business, subject to approval by the Board of Managers.

       Section 2.5 Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. Each of the Officers of the Company, as an authorized person within the meaning of the New York Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


                                     ARTICLE III

                        PURPOSE AND POWERS OF THE COMPANY

       Section 3.1 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the New York Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, such business activities as may be determined by the Board of Managers from time to time. Such activities shall include, but not be limited to (i) acquiring various direct and indirect interests in hotel properties and other properties or businesses, including management of hotels and appurtenant or related facilities, wherever located and (ii) owning, managing, operating, developing, franchising and receiving management and licensing fees with respect to any trade or business.

       Section 3.2 Powers of the Company.

       (a) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1 hereof, including, but not limited to, the power:

            (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the New York Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company, including without limitation, the acquisition of the Outstanding Interests;


            (iii) to form subsidiary corporations, partnerships and limited liability companies and hold interests therein;

            (iv) to act as general partner of partnerships and a member or manager of limited liability companies, and to exercise all of the powers, duties, rights and responsibilities associated therewith;

            (v) to take any and all actions necessary, convenient or appropriate as a general partner, as a stockholder of a general partner, or as a limited partner of a partnership, or as a member or manager of a limited liability company, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

            (vi) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

            (vii) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereof), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

            (viii) to lend money, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

            (ix) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

            (x) to appoint employees and agents of the Company, and define their duties and fix their compensation;

            (xi) to indemnify any Person in accordance with the New York Act and to obtain any and all types of insurance;

            (xii)  to cease its activities and cancel its Certificate;

            (xiii) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

            (xiv) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

            (xv) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

            (xvi) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

       (b) The Board of Managers may authorize any Person (including, without limitation, any Officer or Member) to enter into and perform any document on behalf of the Company, provided that if such entry or performance is in furtherance of a matter requiring a Supermajority Decision such authorization shall require the affirmative Supermajority Decision of the Board of Managers.

       (c) The Company may merge with, or consolidate into, another New York limited liability company or other entity.

       Section 3.3 Limitations on Company Powers. Notwithstanding the foregoing provisions of Section 3.2 hereof, the Company shall have no power or authority, without the approval of the Class B Managers, or to the extent same constitute Supermajority Decisions, without the approval of the Class A Manager and a majority of the Class B Managers:

            (i) to make a Transfer for the benefit of creditors or cause a Voluntary Bankruptcy to occur;

            (ii) to apply for the entry of a decree of judicial dissolution under Section 18-802 of the New York Act or otherwise;

            (iii) to confess a judgment on behalf of the Company for more than $200,000;

            (iv)   to do any act in contravention of this Agreement;

            (v) to commingle the funds of the Company with those of any other Person;

            (vi)   to change the purpose of the Company;

            (vii) except as set forth herein, to dissolve or liquidate the Company, seek a partition of the assets of the Company or a judicial dissolution of the Company; or

            (viii) to approve a trustee, custodian or receiver for the Company or its assets.

                                     ARTICLE IV

                        CAPITAL CONTRIBUTIONS, INTERESTS,
                          CAPITAL ACCOUNTS AND ADVANCES

            Section 4.1 Capital Contributions.

       (a) Each Member has contributed or is deemed to have contributed to the capital of the Company the amount set forth opposite the Member's name on Schedule A attached hereto. The agreed value of the Capital Contributions made or deemed to have been made by each Member shall be set forth on Schedule A.

       (b) No Member shall be required to make any Additional Capital Contribution to the Company, provided, however, that the failure to make an Additional Capital Contribution may result in the dilution of a Member's Percentage Interest pursuant to the terms hereof. Members may make Additional Capital Contributions to the Company pro rata or otherwise, if approved as a Supermajority Decision by the Board of Managers. Except as otherwise provided herein, no Member shall be required to lend any funds to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

       Section 4.2 Member's Interest. A Member's Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

       Section 4.3 Status of Capital Contributions.

       (a) Except as otherwise provided in this Agreement, the amount of a Member's Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of the Board of Managers. Other than as provided in Section 7.1, any such returns of Capital Contributions shall be made to all Members in proportion to their Unreturned Capital Contributions. Notwithstanding the foregoing, no return of a Member's Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

       (b) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member (including as a member of the Board of Managers), except as otherwise specifically provided in this Agreement or as otherwise agreed by the Board of Managers.

       Section 4.4 Capital Accounts.

       (a) An individual Capital Account shall be established and maintained for each Member, which Capital Account shall initially be in the amount of the Member's Capital Contributions set forth in Schedule A hereto. The original Capital Account established for any Member who acquires an interest in the Company by virtue of a Transfer in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the transferor of such interest, and, for purposes of this Agreement, such Member shall be deemed to have made the Capital Contributions made by the transferor of such interest (or made by such transferor's predecessor in interest). To the extent such Member acquires less than the entire interest in the Company of the transferor of the interest so acquired by such Member, the original Capital Account of such Member and its Capital Contributions shall be in proportion to the interest it acquires, and the Capital Account of the transferor who retains a partial interest in the Company, and the amount of its Capital Contributions, shall be reduced in proportion to the interest it retains.

       (b) Anything in this Agreement to the contrary notwithstanding, it is the Company's intention to maintain the Member's Capital Accounts in accordance with
Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b). The Capital Account of each Member shall be maintained in accordance with the following provisions:

            (i) to such Member's Capital Account there shall be credited such Member's Capital Contributions (which shall not include the Convertible Loan Amount prior to the Mandatory Conversion
                   Date), such Member's distributive share of Profits (as determined pursuant to Section 7.5 through Section 7.8 hereof) and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

            (ii) to such Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement (other than Convertible Loan Interest Payments and Convertible Loan Principal Payments made pursuant to Sections 7.1(g)(i) and (ii), respectively), such Member's distributive share of Losses (as determined pursuant to Section 7.5 through Section 7.8 hereof) and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

            (iii) in determining the amount of any liability for purposes of this Section 4.4(b), there shall be taken into account -section- 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

       Section 4.5 Loans; Advances. If any Member shall advance any funds to, or for the account or benefit of the Company (whether by way of a loan, by payment on a guarantee issued by such Member covering obligations of the Company, by forbearance from collecting any amount due, by payment of expenses on behalf of the Company or otherwise) in excess of Capital Contributions (an "Advance"), the amount of such Advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. Notwithstanding anything to the contrary contained herein, the Convertible Loan and the Henry Hudson Loan shall not be considered an Advance hereunder. The amount of any such Advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with interest at the Default Rate, or upon such interest rate and upon such other terms and conditions as shall be determined by the Board of Managers and agreed to by such Member. Any such Advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof, except as otherwise agreed by such other Members. Furthermore, in no event shall any Member be required to pledge its Membership Interest or any other collateral as security for such Advance, nor shall the Member making any such Advance be entitled to compel the Company or any of the Members to repay any such Advance; provided, however that Advances made pursuant to this Section 4.5, and the interest due thereon, shall be repayable out of the first Cash Available For Distribution of the Company (computed without taking into account payment of interest on such Advances or repayment of such Advances).

                                     ARTICLE V

                                     MEMBERS

       Section 5.1 Powers of Members. Except as otherwise specifically provided by this Agreement or the Bylaws, or required by the New York Act, no Member shall have the power to act for or on behalf of, or to bind, the Company.

       Section 5.2 Reimbursements and Payments of Expenses.

       (a) The Company shall reimburse the Members, the Managers and the Officers for all ordinary and necessary out-of- pocket expenses incurred by the Members, the Managers and the Officers on behalf of the Company in accordance with the Budget. The Board of Managers' determination to reimburse a Member, Manager or Officer for any additional expenses not in the Budget, and the amount of such expenses, shall be conclusive. From time to time, the Board of Managers, as a Supermajority Decision, will select one or more law firms and, subject to
Section 8.3, accounting firms, to render services on behalf of the Company, and no Member will be entitled to reimbursement from the Company for separate representation. The Company shall pay for the expenses arising out of or incidental to discussions, evaluation and negotiation of this Agreement and the transactions contemplated hereby, including without limitation legal costs and expenses.

       (b) The Company's offices shall be located c/o Ian Schrager Hotels, LLC, 235 West 46th Street, New York, New York 10036 and the actual cost of providing office services shall be an expense borne by the Company, including, without limitation, the use of office space, and accounting, bookkeeping and occasional mail room services. In the event, for any reason, the Chief Executive Officer, with the approval of the Board of Managers, decides to have NorthStar provide the Company with such office services, NorthStar or its Affiliate shall be paid for such services at current market rates from time to time for the provision of same in transactions negotiated on an arm's length basis. In all events, the cost of office services to the Company, as an expense of the Company, shall be deducted in computing Cash Available For Distribution and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

       Section 5.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

       Section 5.4 Pilevsky's Membership Interest. Notwithstanding anything herein to the contrary, in no event shall Pilevsky's interest in the Company as a Member hereunder carry with it any right to vote on or approve any decision, action or inaction on the part of the Company. Pilevsky hereby grants to the Board of Managers an irrevocable power of attorney, coupled with an interest, to execute any documents on Pilevsky's behalf to effectuate any decisions of the Board of Managers made in accordance with the terms of this Agreement, provided, that the Company's use of such power of attorney shall not be deemed a waiver by Pilevsky of any rights hereunder, nor shall any use of such power of attorney increase Pilevsky's obligations hereunder. Additionally, the Board of Managers, by Supermajority Decision, may amend or modify this Agreement (and MHG and NorthStar may execute documentation to effectuate such amendment) without the consent of or notice to Pilevsky, provided, that such modification does not (a) decrease Pilevsky's Distribution percentages pursuant to Section 7.1(c)(ii)(A), 7.1(c)(iii)(A), 7.1(d)(ii)(A), 7.1(d)(iii)9A), 7.1(e)(ii)(A) or 7.1(e)(iii)(A)
or (b) diminish Pilevsky's rights under Section 11.7.


                                     ARTICLE VI

                                   MANAGEMENT

       Section 6.1 Management of the Company.

       (a) The initial board of managers of the Company, and any successor board of managers of the Company selected in accordance with this Agreement and with the Bylaws

(the "Board of Managers"), shall be divided into two classes, designated the Class A Manager ("Class A Manager") and the Class B Managers ("Class B Managers"). Class A shall consist of Ian Schrager and Class B shall be comprised of individuals designated by NorthStar. The following individuals shall be the initial Board of Managers of the Company:

                               Class A Manager:    Ian Schrager

                               Class B Managers:   W. Edward Scheetz
                                                   David Hamamoto
                                                   Wes Edens

As set forth in the By-laws, one of the Managers shall be the Chairman, President and Chief Executive Officer, and initially such Manager shall be Ian Schrager. The other three Managers are the initial designees of NorthStar to the Board of Managers. The Board of Managers shall manage the Company in accordance with this Agreement and the actions of the Board of Managers taken in such capacity and in accordance with this Agreement shall bind the Company, provided, however, that the Chief Executive Officer may bind the Company with respect to matters that are not Major Decisions and, with respect to Major Decisions, to the extent same have been expressly included in and budgeted for in the Business Plan or Budget or otherwise consented to by the Board of Managers. Each of the Class B Managers shall serve until he resigns, dies, becomes Incapacitated or is removed by NorthStar. The Chairman, President and Chief Executive Officer shall serve on the Board of Managers until he resigns, dies or becomes Incapacitated; provided, however, that in the event that Ian Schrager is no longer the Chairman, President and Chief Executive Officer other than as the result of his death or Incapacitation, he shall still be entitled to serve on the Board until such time as he or the Member controlled by him holds less than ten percent (10%) of the Percentage Interests. Upon the death or Incapacitation of Ian Schrager, the resulting vacancy on the Board of Managers as well as the position of Chief Executive Officer or other positions held by Ian Schrager at such time shall be filled by the remaining members of the Board of Mangers in their sole discretion.


       (b) In the event Additional Members are admitted to the Company, such Additional Members may, upon the affirmative Supermajority Decision of the Board of Managers, be granted the right to designate additional members of the Board of Managers, however, notwithstanding the foregoing, the Board of Managers shall be constituted in such a manner that at all times NorthStar (as Class B Managers) shall maintain majority representation thereon.

       (c) All Major Decisions, including all Supermajority Decisions, shall be made at a regular or special meeting of the Board of Managers or upon the necessary consent of the Board of Managers without a meeting. Each Major Decision shall require the affirmative vote of a majority of both the Class A Manager and a majority of the Class B Managers, or the affirmative vote of a majority of the Class B Managers alone, absent the consent of the Class A Manager; provided, further, however, that the Chief Executive Officer shall be advised and consulted regarding any Major Decision within five (5) business days prior to the meeting of the Board of Managers at which such Decision is to be considered. All Supermajority Decisions shall require the consent of the Class A Manager and a majority of the Class B Managers. Any action to be taken by the Board of Managers at a meeting may be taken without such meeting by the written consent of the Class A Manager and a majority of the Class B Managers. Any such written consent may be executed and given by telecopy or similar electronic means. Such written consents shall be filed with the minutes of the proceedings of the Board of Managers.

       (d) Subject to the delegation of rights and powers as provided for herein and in the Bylaws, the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Member, by reason of its status as such, shall have any authority to act for or bind the Company, but shall have only the right, to vote on or approve the actions specified in this Agreement to be voted on or approved by the Members.

       (e) The Officers of the Company shall be elected and removed as provided for in the Bylaws. The Officers of the Company shall be responsible for ensuring that the Company operates within the parameters of the Budget, and shall perform such other functions as are provided in the Bylaws. The Board of Managers may appoint, employ or otherwise contract with such other Persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Managers may delegate to any Officer of the Company or to any other Person authority to act on behalf of the Company as the Board of Managers may, from time to time, deem appropriate in its sole discretion.

       (f) Except as otherwise provided by the Board of Managers or in the Bylaws, when the taking of any action has been authorized by the Board of Managers, any Officer of the Company or any other Person authorized by the Board of Managers may execute any document, agreement or instrument on behalf of the Company, and may execute and file on behalf of the Company with the Secretary of State of the State of New York any certificates of amendment to the Company's Certificate, certificates of merger and, upon the dissolution and completion of the winding up of the Company, a certificate of cancellation canceling the Company's Certificate.

       (g) All members of the Board of Managers shall be entitled to receive managers' fees in an amount equal to $10,000 per annum, plus $2,000 for each meeting of the Board of Managers or a committee thereof attended.

       Section 6.2 Powers of the Chief Executive Officer. Subject to the limitations and restrictions set forth in this Agreement (including, without limitation, those set forth in this Section 6.2), and provided that the actions of the Chief Executive Officer are in accordance with the Business Plan and Budget, the Chief Executive Officer may bind the Company with respect to all matters expressly included and budgeted for in the Business Plan and Budget, as well as other matters that are not Major Decisions. These include, without limitation and without expanding the powers of the Chief Executive Officer beyond those set forth in the preceding sentence, the following specific rights and powers:

       (a) to operate, maintain, and improve any real or personal property held by the Company or any Subsidiary to the extent necessary, convenient or incidental to the accomplishment of the purposes of the Company and its Subsidiaries. To this end, the Chief Executive Officer shall have available a working capital fund as set forth in the Budget, from which expenditures may be made in the reasonable discretion of the Chief Executive Officer and shall, from time to time, be replenished by the Board of Managers upon satisfactory review and accounting by the Chief Executive Officer;

       (b) to execute leases and any other agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of a property or project of the Company or any Subsidiary or in connection with managing the business and affairs of the Company and its Subsidiaries, including, without limitation, the authorization of the Company or any Subsidiary to enter into any new, or to renew any existing, management contracts with respect to any hotel, provided, however, that the Board of Managers shall be consulted prior to entry into any such new or renewed contracts and that cancellation, termination or the material modification of any existing management agreement shall be a Supermajority Decision requiring consent of the Board of Managers and Schrager;

       (c) to contract on behalf of the Company and its Subsidiaries for the employment and services of employees, consultants and independent contractors, such as architects, engineers, computer or software developers, political advisers, lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company and its Subsidiaries;

       (d) to ask for, collect and receive any rents, royalties, fees, distributions, issues and profits or income from the real property of the Company and its Subsidiaries and to disburse the funds of the Company and its Subsidiaries for proper purposes to those Persons entitled to receive same;

       (e) to distribute the Cash Available For Distribution and Net Capital Proceeds to the Members in accordance with Article VII;

       (f) to purchase, from or through others, contracts of liability, casualty or other insurance for the protection of the properties or affairs of the Company, its Subsidiaries, its Members, Managers, officers, employees and consultants, or for any purpose convenient or beneficial to the Company and its Subsidiaries;

       (g) to pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Company or its Subsidiaries, any real property owned by the Company or its Subsidiaries and, for such purposes, to make such returns and do all other such acts or things as may be deemed necessary and advisable by the Company;

       (h) to establish after consultation with the Board of Managers, maintain and supervise the deposit of any monies or securities of the Company and its Subsidiaries with insured banking institutions or other institutions as may be selected by the Chief Executive Officer, in accounts in the name of the Company or its Subsidiaries with such institutions;

       (i) to institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on behalf of, or against, the Company, its Subsidiaries or the Members in connection with activities arising out of, or connected with or incidental to this Agreement and to engage counsel or others in connection therewith, subject to approval by the Board of Managers in matters involving payment to or by the Company or a Subsidiary of an amount in excess of $200,000;

       (j) to execute, for and on behalf of the Company or its Subsidiaries, all such applications for permits and licenses as the Chief Executive Officer deems necessary and advisable; and

       (k) to perform all ministerial and other acts and duties relating to the business and affairs of the Company and its Subsidiaries, provided same do not constitute a Major Decision(s), and to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

       Section 6.3 Restrictions on the Chief Executive Officer. Except as expressly provided in this Agreement, the Chief Executive Officer shall not have any authority to take any action not expressly delegated to the Chief Executive Officer by the Board of Managers. Without limiting the generality of the preceding sentence, the Chief Executive Officer shall not have the authority to, and the Chief Executive Officer covenants and agrees that he shall not, make or implement any decision that, directly or indirectly, would constitute a Major Decision (except to the extent that the matter is expressly included and budgeted for in the Business Plan or the Budget).

       Section 6.4 Rights, Duties and Obligations of the Chief Executive
Officer.

       (a) The Chief Executive Officer shall devote substantially all of his business time to the management of the business of the Company.

       (b) The Chief Executive Officer further agrees:

            (i) to obtain and maintain in effect adequate general liability insurance for the Company, its Subsidiaries and the Projects and to cause all Members to be named as additional insureds in such insurance policies;

            (ii) to use his good faith efforts to maintain good relations with all lenders, the surrounding community and all local government authorities and others having jurisdictions over any real property acquired by the Company or a Subsidiary; and

            (iii) to use his good faith efforts, to the extent within the authority granted to the Chief Executive Officer hereunder, to protect all real property acquired by the Company or its Subsidiaries against liens (other than liens granted in accordance with this Agreement or existing on the date hereof).

       Section 6.5 Consent of Members Not Required. No Member in its capacity as a Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company. Each Member agrees that each of the Chief Executive Officer and the Board of Managers are authorized to carry on and conduct the business and affairs of the Company in accordance with the terms of this Agreement and to authorize, approve, execute, deliver and perform all agreements and transactions on behalf of the Company without any further act, approval or vote of the Members, notwithstanding any other provision of this Agreement, the Act or other applicable law. The execution, delivery or performance by the Chief Executive Officer or the Company of any agreement authorized or permitted under this Agreement shall not constitute a breach by the Chief Executive Officer of any duty that the Chief Executive Officer may owe the Company or the Members or any other Persons under this Agreement or of any duty stated or implied by law or equity.

       Section 6.6 Reliance by Third Parties. Any Person dealing with the Company may rely upon a certificate signed by the Secretary or Assistant Secretary of the Company as to:

            (i)    the identity of any Manager, Member or Officer;

            (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board of Managers, Members or Officers or which are in any other manner germane to the affairs of the Company; or

            (iii) the identity of Officers, Managers or other Persons who are authorized to execute and deliver any document, agreement or instrument of or on behalf of the Company.

       Section 6.7 Transactions with Affiliates. No contract or transaction between the Company and one or more of its Members, Managers or Officers, or between the Company and any officer, director, employee or Affiliate of a Member, Manager or Officer, shall be void or voidable solely for this reason, or solely because the Member, Manager or Officer is present at or participates in the meeting of the Board of Managers which authorizes the contract or transaction, or solely because his votes are counted for such purpose, if
(i) the material facts of his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers and the Board of Managers authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum and (ii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Managers.

       Section 6.8 Confidentiality; Exclusivity. The Members will, and will cause their officers, directors, employees and Affiliates to, preserve the confidential nature of all material confidential and proprietary information of the Company (including, without limitation, the confidential nature of any and all new developments proposed to be effected by the Company). Pilevsky shall not be bound by such obligations and shall not have any rights or obligations to inspect the books and records of the Company, provided, however, Pilevsky's designated accountant shall have the right, in accordance with Article VIII hereof, to inspect the books of account of the Company, provided that such accountant agrees in writing to be bound by the terms and conditions of this
Section 6.8.

       Section 6.9 Outside Businesses. Except as otherwise provided herein, including without limitation Section 6.10 hereof, nothing herein shall prohibit any Member or Affiliate thereof, solely by virtue of his or its status as a Member or an Affiliate of a Member, from engaging in or possessing an interest in any other business ventures of any nature or description, independently or with others, competitive, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Subject to Section 6.10 hereof, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.

       Section 6.10 Non-Competition and Other Schrager Related Matters.

       (a) Notwithstanding Section 6.9 to the contrary, without the consent of the Class B Managers, until the later to occur of (A) the fifth (5th) anniversary of the date hereof and (B) the second (2nd) anniversary of the date upon which Ian Schrager is no longer the Chief Executive Officer of the Company (such later date, the "Schrager Outside Date"), Ian Schrager, Schrager and the other holders of any equity interest in Schrager, as well as the respective Affiliates of any of the foregoing, shall not, directly or indirectly, through any legal or beneficial ownership interest, debt or equity investment or contractual or other arrangement with any other Person, conduct or perform, or hold any interest or investment in any Person that conducts or performs, any hotel management or franchising services or activities, including, without limitation, the management of any Social Establishment (other than in connection with the Delano and Morgans Hotels). Notwithstanding the foregoing, however, the foregoing Persons may own, collectively, five percent (5%) or less of the outstanding common stock of any entity which is a reporting company pursuant to the Securities Exchange Act of 1934 and which conducts or performs hotel management or franchising services or activities, provided said investment is at all times passive in nature and Ian Schrager is not represented on the Board of Directors. In addition to the foregoing, nothing in this Section 6.10 shall prohibit Ian Schrager, Schrager or any Affiliate of Ian Schrager from holding passive investments in non-public companies, whatever the business of such companies, so long as (i) the total capital contributions of Ian Schrager, Schrager or any other Schrager Affiliates in connection with such investment do not exceed $500,000, (ii) Schrager notifies the Company of any such initial investment in a non-public company and subsequent investments therein, (iii) such investment is not intended to circumvent any other restrictions on Ian Schrager, Schrager or any Schrager Affiliate contained in this agreement and
(iv) Ian Schrager continues to spend substantially all of his time discharging his duties to the Company. For purposes of this Agreement, in no event shall either Pilevsky or Schrager be deemed Affiliates of one another.

       (b) Additional Restrictions on Schrager. In addition to the restrictions set forth in subsection (a) of this Section 6.10, from and after the date of Transfer by Schrager of all or substantially all of its Base Interest in the Company pursuant to the terms of this Agreement (the "Transfer Date") and until a date which is the later to occur of (x) one year after Schrager Outside Date and (y) three (3) years from the Transfer Date, neither Schrager nor Ian Schrager nor any Schrager Affiliate (other than a Person in which Schrager is permitted to own an interest pursuant to the third sentence of Section 6.10(a)) shall (i) purchase, offer or agree to purchase, directly or indirectly, any securities or assets of the Company or its Affiliates; (ii) to the extent then relevant (a) sponsor or engage, directly or any "solicitation" or "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or to seek to advise or influence any person with respect to the voting of any voting securities of the Company and its Affiliates; (b) initiate or support, directly on indirectly, any "stockholder proposal" with respect to the Company or its Affiliates; or (c) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing. Additionally, until the later to occur of (x) the Schrager Outside Date and (y) two

(2) years from the Transfer Date, neither Schrager, Ian Schrager nor any Schrager Affiliate (other than a Person which Schrager is permitted to own an interest in pursuant to the third sentence of Section 6.10(a)) shall solicit the employment services of any then current employee of the Company or contractually induce any employee of the Company to leave the employment of the Company.

       (c) Clift Hotel. Schrager hereby agrees that to the extent Schrager or any Affiliate of Schrager (excluding the Company or its Subsidiaries) receives any interest in or derives any fee or other income, directly or indirectly, from the Clift Hotel, or proceeds with respect to the disposition thereof, Schrager shall cause the contribution of any such interest or proceeds to the Company, provided that the Company pays all tax liabilities associated with such receipt or contribution.

       (d) Outstanding Royalton Interests. With respect to the remaining one-third equity interest in Royalton, LLC held by Apollon, LLC, the Board of Mangers hereby consents, as a Supermajority Decision, to the acquisition thereof by the Company at a price not to exceed the price paid to Affiliates of Schrager and Pilevsky on the date hereof for their respective one-third interests in Royalton, LLC (held through 44th Hotel Associates II).

       (e) Morgans Hotel. If requested in writing by NorthStar, prior to September 30, 1998, Schrager agrees to cause MHG (New York) Corp. and MHG (New
York) Associates, L.P. to sell up to 49% of their respective interests in MHG Hotel Associates, L.P. to the Company. The purchase price for such interests shall be equal to that amount that would be realized by such entities for the sale of such interests in connection with the sale of the Morgans Hotel to a third party for $30 million, subject to customary New York hotel closing adjustments and payment of transfer and sales taxes, to the extent applicable, and if in conjunction with the sale of other interests in the Morgans Hotel, only if such amounts are paid by the other sellers.

       (f) Delano Hotel. If requested by NorthStar, Schrager agrees to use reasonable efforts to cause Jack Dushey, Suzan Evans, Aby Rosen and Michael Fuchs (the "Investors") to sell to the Company their respective interests (collectively, the "Investor Interests") in MHG Beach Associates, L.P. ("MHG Beach"). Schrager also agrees to sell to the Company any such Investor Interests, to the extent acquired by Ian Schrager, Schrager or their respective Affiliates, prior to June 30, 1999, at a price equal to the Targeted Amount, subject to the adjustments provided for in the next sentence. To the extent that the amount such Investors Interests are purchased for is less than the amount that such Investor Interests would be entitled to receive if the Delano Hotel were sold to a third party for $65 million, subject to customary New York hotel closing adjustments and Beach Hotel Associates Limited Partnership and MHG Beach were both liquidated on the date of purchase by such third party (such amount, the "Targeted Amount"), then, upon acquisition of the Investor Interests by the Company, the Company shall pay to Schrager an amount equal to one-half of the difference between the Targeted Amount and the amount actually paid for such Investor Interests by the

Company (either directly to the Investors or to Ian Schrager, Schrager or their respective Affiliates for the purchase of such Investor Interests). Schrager also agrees, to the extent same would not be in violation of, or subject Ian Schrager to any penalty under, the Partnership Agreement of MHG Beach, to negotiate in good faith to sell to the Company, prior to June 30, 1999, a portion of the Class B Limited Partnership Interests in MHG Beach now owned or hereafter acquired by Ian Schrager or his Affiliates for a purchase price equal to that amount that would be realized by such entities for the sale of such interests in connection with the sale of the Delano Hotel to a third party for $65 million, subject to customary New York hotel closing adjustments, as of the date of transfer.

       (g) Reimbursement of Schrager Costs. With respect to any of the contributions set forth in Sections 6.10(b) through (e) hereof, the Company shall pay all of Schrager's out-of-pocket costs, reimbursable to third-party professionals, in connection therewith.

       (h) Key Man Life Insurance. Ian Schrager agrees to give the Company (i) a collateral assignment of Massachusetts Mutual Life Insurance Company Policy #6,179,903, which policy has a face amount of $4,000,000 and Metropolitan Insurance and Annuity Company Policy #940550003p, which policy has a face amount of $4,000,000 (and the Company agrees to pay all premiums due with respect to such policies and Ian Schrager shall not incur any out-of-pocket costs in connection with maintaining the coverage afforded under such policies), and,
(ii) a secondary collateral assignment, to the extent that he is able to do so, in Massachusetts Mutual Life Policy # 6199081 and Aetna Life Insurance Policy # W4314476, each in the face amount of five million dollars ($5,000,000), which have been previously collaterally assigned to CS First Boston Mortgage Capital Corp.("CSFB"), in connection with a loan related to the Delano Hotel and, (iii) when and if the purchase of the Morgans Hotel by the company occurs, a collateral assignment of Massachusetts Mutual Life Insurance Company Policy # 6090455, to the extent the current collateral assignee of such policy releases same. As between the Company and Schrager, such assignment shall be effective as of the date hereof. To the extent CSFB or the owner of the Morgans Hotel releases the collateral assignment of the insurance policies described in (ii) and (iii), Ian Schrager shall not collaterally assign them to any other Person and the Company shall pay all costs and expenses in connection with maintaining the insurance coverage under such policies and Ian Schrager shall not incur any out-of-pocket costs in connection with maintaining the coverage afforded under such policies. Ian Schrager also agrees to reasonably cooperate with the Company in obtaining additional key man life insurance policies for the benefits of Company, including taking physical examinations reasonably consented to by Ian Schrager.

       Section 6.11 Tax Matters Member. NorthStar is hereby authorized to act as the "tax matters partner" under the Code and in any similar capacity under state or local law. As such, NorthStar (the "Tax Matters Member") is authorized, to the extent provided in Code -sections-6221 through 6231, to represent the Company (and all Subsidiaries) and the Members (other than Pilevsky) before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and its Members and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and its Members, provided, the Tax Matters Member shall reasonably consult with Schrager and its representatives (including its accountants) with respect to its representation of the Company, with respect to all tax matters and Schrager shall have the right to represent Schrager with respect to any tax matters solely applicable to Schrager and not NorthStar. The Tax Matters Member shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken in good faith and without negligence as Tax Matters Member in connection with the examination by the Internal Revenue Service of the Company's Federal partnership tax return or the determination, protest or adjudication of any Federal or state income tax liability of any Member resulting from the Company. Notwithstanding the foregoing to the contrary, however, the Tax Matters Member shall use all reasonable efforts to avoid taking any action that would result in a materially adverse tax consequence to any Member so long as the consequence of refraining from such action would not materially prejudice the rights or tax position of any other Member and would not have a potentially adverse affect on the rights or tax position of the Company, such determination to be made by the Tax Matters Member in its sole and absolute discretion.

                                     ARTICLE VII

                          DISTRIBUTIONS AND ALLOCATIONS

       Section 7.1 Distributions.

       (a) All distributions of Net Capital Proceeds pursuant to this
Section 7.1 shall be made at such times and in such amounts as shall be determined by the Supermajority Decision of the Board of Managers. All distributions of Ordinary Cash Flow shall be made monthly and reconciled on an annual basis.

       (b) All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes of this Agreement. The Board of Managers is authorized to withhold from distributions made pursuant to this Article VII, or with respect to allocations, to the Members and to pay over to any Federal, foreign, state or local government, any amounts required to be so withheld pursuant to the Code or any provision of any other Federal, foreign, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

       (c) Subject to Section 7.2, Net Capital Proceeds received by the Company shall be distributed to the Members on the following basis:

            (i) First, pro rata to the Members based on Unreturned Capital Contributions until NorthStar has received an Internal Rate of Return equal to 12% per annum; then

            (ii) Second, (A) 4.125% to Schrager and .875% to Pilevsky, less, with respect to Pilevsky, any amounts theretofore paid or payable to Pilevsky pursuant to Sections 7.1(c)(i) and 7.1(c)(ii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B) 95% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests, until NorthStar has received an Internal Rate of Return of 15%; then


            (iii) Lastly, (A) 8.25% to Schrager and 1.75% to Pilevksy, less, with respect to Pilevsky, any amounts theretofore paid or payable to Pilevsky pursuant to Sections 7.1(c)(i), 7.1(c)(ii)(B) and
                   7.1(c)(iii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B) 90% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests.

       (d) Subject to Section 7.2, Ordinary Cash Flow received by the Company with respect to Operating Assets shall be distributed to the Members on the following basis:

            (i) First, pro rata to the Members based on Unreturned Capital Contributions until NorthStar has received a non-cumulative return on Operating Equity equal to 12% per annum, not compounded; then

            (ii) Second, (A) 4.125% to Schrager and .875% to Pilevsky, less, with respect to Pilevsky, any amounts theretofore paid or payable to Pilevsky pursuant to Sections 7.1(d)(i) and 7.1(d)(ii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B)

                   95% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests, until NorthStar has received a simple annual return of 15% on its Capital Contributions constituting Operating Equity; then

            (iii) Lastly, (A) 8.25% to Schrager and 1.75% to Pilevsky, less, with respect to Pilevsky, any amounts therefore paid or payable to Pilevsky pursuant to Sections 7.1(d)(i), 7.1(d)(ii)(B) and 7.1(d)(iii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B) 90% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests.

       (e) Subject to Section 7.2, Ordinary Cash Flow received by the Company with respect to Developing Hotels shall be distributed to the Members on the following basis:

            (i) First, pro rata to the Members based on Unreturned Capital Contributions until NorthStar has received a non-cumulative return on its Unreturned Capital Contributions with respect to Developing Hotels equal to 12% per annum, not compounded; then

            (ii) Second, (A) 4.125% to Schrager and .875% to Pilevsky, less, with respect to Pilevsky, any amounts theretofore paid or payable to Pilevsky pursuant to Sections 7.1(e)(i) and 7.1(e)(ii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B) 95% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests, until NorthStar has received a simple annual return of 15% on its Capital Contributions with respect to Developing Hotels; then

            (iii) Lastly, (A) 8.25% to Schrager and 1.75% to Pilevsky, less, with respect to Pilevsky, any amounts theretofore paid or payable to Pilevsky pursuant to Sections 7.1(e)(i), 7.1(e)(ii)(B) and 7.1(e)(iii)(B), to the extent such amounts have not previously been offset against amounts paid under this Section and (B) 90% to the Members (including Schrager and Pilevsky) on a pro rata basis based upon the Members' respective Percentage Interests.



       (f) Intentionally Omitted.

       (g) Rights and Obligations of Convertible Member. On the date hereof, the Convertible Member has loaned the Convertible Loan Amount to the Company. The Convertible Loan Amount shall bear interest on the daily outstanding principal amount thereof, for each day from the date the Loan is made until the Mandatory Conversion Date, at a rate per annum equal to the Convertible Loan Interest Rate.

            (i) Interest Payments. On each Convertible Loan Interest Payment Date, the Convertible Loan Member shall receive an interest payment from the Company, computed on the Weighted

                   Convertible Loan Amount outstanding during the immediately prior Payment Period, at a rate equal to the Convertible Loan Interest Rate for such Payment Period (the "Convertible Loan Interest Payments").

            (ii) Distributions of Capital Event Proceeds. Notwithstanding anything to the contrary contained in Section 7.1(c), during the Convertible Loan Term, all Capital Event Proceeds shall be distributed solely to the Convertible Member (the "Convertible Loan Principal Payments"), until the principal balance of the Convertible Loan (and any accrued but unpaid Convertible Loan Interest Payment) has been repaid in full.

            (iii) Distributions of Ordinary Cash Flow. Notwithstanding anything to the contrary contained herein, for purposes of calculating Distributions under Sections 7.1(d) and (e), the amount of Ordinary Cash Flow shall be calculated taking into account the amount of any Convertible Loan Interest payments due. Ordinary Cash Flow of the Company shall not be used to amortize the Convertible Loan.

            (iv) Mandatory Conversion. On the Mandatory Conversion Date, the then outstanding principal balance of the Convertible Loan (and any accrued but unpaid Convertible Loan Interest Payment), if any (after giving effect to any Capital Event Proceeds Distributed to the Convertible Member on such date), shall be deemed a Capital Contribution of the Convertible Member, deemed to have been made on a pari passu basis with the Capital Contributions made on the date hereof and the Convertible Member shall be allocated a Percentage Interest in the Company based on such deemed Contribution. Thus, the Percentage Interest of the Convertible Member on the Mandatory Conversion Date shall be a fraction, the numerator of which is the Convertible Loan Amount (and any accrued but unpaid Convertible Loan Interest Payment) outstanding on the Mandatory Conversion Date (after giving effect to any Capital Event Proceeds Distributed to the Convertible Member or Convertible Loan Interest Payments made on such date) and the denominator of which is the total of all Capital Contributions made on the date hereof (including the deemed Capital Contribution of the Convertible Member on the Mandatory Conversion Date, after giving effect to any Capital Event Proceeds Distributed to the Convertible Member on such date), and the Percentage Interest of each other Member (a "Non-

                   Convertible Member") shall be decreased by an amount equal to the product of (i) the Percentage Interest of the Convertible Member immediately following the conversion of the Convertible Loan into an Interest in the Company and (ii) a fraction the numerator of which is the Percentage Interest of the Non- Convertible Member, immediately prior to such conversion, and the denominator of which is one hundred percent (100%). Notwithstanding anything to the contrary contained herein, it is the intention of the Members that all Convertible Loan Interest Payments be made on or prior to the Mandatory Conversion Date, and that there be no accrued but unpaid Convertible Loan Interest Payments when the balance of the Convertible Loan is converted into a Percentage Interest in the Company. For purposes of calculating the Internal Rate of Return with respect to deemed Capital Contributions of the Convertible Member, all Convertible Loan Interests Payments and the origination fee attributable to such deemed Capital Contribution shall be included as Distributions to the Convertible Member, made as of the date actually paid to the Convertible Member.

            (v) Origination Fee. On the date hereof the Convertible Member shall be deemed to have earned a loan structuring and origination fee equal to 1% of (x) the initial principal balance of the Convertible Loan and (y) the outstanding principal balance of the Henry Hudson Loan, which fee shall not be paid by the Company, but shall be added to the principal balance of the Convertible Loan.

            (vi) Excess Interest. The Members intend and believe that each provision of this Section 7.1 comports with all applicable law, it being the intention of the Members to comply with the laws of the State of New York with regard to the rate of interest charged hereunder. It is agreed that if any provision of this Section 7.1(g) providing for the payment of interest or other charges, shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by law to be charged ("Excess Interest"), then any Excess Interest that the Convertible Member may have received hereunder shall be applied as a credit against the unpaid Convertible Loan Amount and the applicable interest rate or rates provided for herein shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable usury laws of the State of New York, and this Agreement shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and the Company shall not have any action or remedy against the Convertible Member for any damages whatsoever arising out of the payment or collection of any Excess Interest.

       (h) For purposes of Sections 7.1(c), (d) and (e), the Percentage Interest and Capital Account of Warrant Co. shall be as specified by NorthStar at such time as the transfer permitted by Section 11.6(c) hereof takes place and when such transaction takes place, the Percentage Interest and Capital Account of NorthStar shall be reduced by the Percentage Interest and Capital Account allocated, respectively, to Warrant Co.

       Section 7.2 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of his or its interest in the Company if such distribution would violate Section 508 of the New York Act or other applicable law.

       Section 7.3 Intentionally Omitted.

       Section 7.4 Mandatory Tax Distributions.

       (a) Notwithstanding any provision to the contrary contained in this
Article VII, to the extent that the Company has sufficient Cash Available for Distribution, to facilitate the payment by the Members of their income tax liability attributable to the Company's Profits for a calendar year, within 60 days after the end of the Company's fiscal year, the Board of Managers shall distribute to each Member the amount, if any, by which (I)the product of such Member's allocable share of taxable income for such fiscal year as will be required to be shown on the U.S. federal information return of the Company for such fiscal year (other than income or gain that is specifically allocated pursuant to Section 704(c) of the Code or other comparable provisions of the
Code) multiplied by the sum of the maximum federal, New York State and New York City personal income tax rates (taking into account the deductibility of state and local taxes), exceeds (II) the amount, if any, of Cash Available for Distribution distributed to such Member pursuant to Section 7.1 for such fiscal year.

       (b) In the event that the Company does not have sufficient Cash Available for Distribution to make all distributions required by Section 7.4(a), the Company shall distribute any Cash Available for Distribution to the Members in proportion to the Members' respective distributable amounts thereunder.

       Section 7.5 Profits and Losses. Subject to Section 7.6 hereof relating to allocations in the case of Members admitted during the period as to which such allocation applies:

       (a) if the Company shall have an aggregate Profit from the date of its inception to the end of the period for which an allocation is being made, Profits for the period shall be allocated as follows:

            (i) To the extent that Profits shall be less than the total of all previous distributions (other than distributions constituting a return of Capital Contributions or Additional Capital Contributions, Convertible Loan Interest Payments, and Convertible Loan Principal Payments), then, to the extent possible, Profits for the period shall be allocated first to the Members in such proportion as would cause the aggregate amount of Profit allocated to each Member to equal the amount of such prior distributions (other than distributions constituting a return of Capital Contributions or Additional Capital Contributions, Convertible Loan Interest Payments, and Convertible Loan Principal Payments) made to such Member, and

            (ii) The remainder shall be allocated among the Members in the same manner as if such excess had been distributed pursuant to Sections 7.1(c), 7.1(d) and 7.1(e) hereof, as applicable, other than distributions constituting a return of Capital Contributions or Additional Capital Contributions, Convertible Loan Interest Payments, and Convertible Loan Principal Payments made to such Member

       (b) if the Company shall have an aggregate Profit from the date of its inception to the end of the period for which an allocation is being made, Loss for the period shall be allocated in proportion to the cumulative previous allocations to each Member of Profits and Losses;

       (c) if the Company shall have an aggregate Loss from the date of its inception to the end of the period for which an allocation is being made, Profits for the period shall be allocated in proportion to the cumulative previous allocations to each Member of Profits and Losses;

       (d) if the Company shall have an aggregate Loss from the date of its inception to the end of the period for which an allocation is being made, Loss for the period shall be allocated in proportion to the Capital Accounts of the Members until each Member's Capital Account has been reduced to zero and, thereafter, in accordance with each Member's respective Percentage Interest;

       (e) Notwithstanding anything contained in this Article VII to the contrary, if there is a net decrease in partnership minimum gain during any Fiscal Year, except as otherwise permitted by Sections 1.704-2(f)(2), (3), (4) and (5) of the Regulations, items of Company income and gain for such taxable year (and subsequent years, if necessary) in the order provided in
Section 1.704-2(j)(2)(i) of the Regulations shall be allocated among all Members whose shares of partnership minimum gain decreased during that year in proportion to and to the extent of such Member's share of the net decrease in partnership minimum gain during such year, it being understood that the allocation contained in this Section 7.5(e) is intended to be a minimum gain chargeback within the meaning of Section 1.704-2 of the Regulations, and shall be interpreted consistently therewith;

       (f) Notwithstanding anything contained in this Article VII to the contrary, if there is a net decrease in partner nonrecourse debt minimum gain, except as provided in Section 1.704-2(i) of the Regulations, items of Company income and gain for such taxable year (and subsequent years, if necessary) in the order provided in Section 1.704-2(j)(2)(ii) of the Regulations shall be allocated among all Members whose share of partner nonrecourse debt minimum gain decreased during that year in proportion to and to the extent of such Member's share of the net decrease in partner nonrecourse debt minimum gain during such year, it being understood that this Section 7.5(f) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 of the Regulations and shall be interpreted consistently therewith;

       (g) Notwithstanding any provisions of this Article VII to the contrary, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of
Company income and gain (including gross income) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted capital account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.5(g) shall be made only if and to the extent that such Member would have an adjusted capital account deficit, it being understood that the allocation contained in this Section 7.5(g) is intended to be a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations, and shall be subject thereto;

       (h) In accordance with Section 1.704-2(i)(1) of the Regulations, any item of Company loss or deduction which is attributable to partner nonrecourse debt for which a Member bears the economic risk of loss (such as a non-recourse loan made by a Member to the Company or an otherwise non-recourse loan to the Company that has been guaranteed by a Member) shall first be allocated to that Member to the extent of the economic risk of loss that such Member bears with respect to such partner non- recourse debt.

       (i) In accordance with Section 1.704-2(b)(1) of the Regulations, nonrecourse deductions (as defined in Section 1.704- 2(c) of the Regulations) shall be allocated among the Members in proportion to their respective Percentage Interests.

       Section 7.6 Allocation Rules.

       (a) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to the Percentage Interests during such Fiscal Year in accordance with -section- 706 of the Code, using any convention permitted by law and selected by the Board of Managers.

       (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any method that is permissible under -section- 706 of the Code and the Treasury Regulations thereunder.

       (c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

       Section 7.7 Members' Share of Company Recourse Liabilities. In accordance with Section 1.752-2 of the Regulations, each Member's share of the Company's recourse liabilities (as defined in Section 1.752-1(a)(1) of the Regulations) will be determined based on the extent, if any, to which such Member bears the economic risk of loss (including through a guarantee of all or any portion of outstanding Company or Subsidiary debt) with respect to such liabilities (as determined in accordance with Section 1.752-2 of the Regulations). Neither the Company nor any Member shall take any position inconsistent with the foregoing in any filing, return, tax audit, tax controversy, closing agreement or otherwise.

       Section 7.8 Tax Allocation; Section 704(c) of the Code.

       (a) In accordance with -section- 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition thereof in Section 1.1 hereof).

       (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of "Gross Asset Value" contained in
Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under -section- 704(c) of the Code and the Treasury Regulations thereunder.

       (c) Any elections or other decisions relating to allocations under this Section 7.8, including the selection of any allocation method permitted under proposed Treasury Regulation -section- 1.704-3, shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.8 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

       Section 7.9 Guaranty.

       (a) As of the date hereof, in accordance with certain contribution agreements of even date herewith, Schrager and Pilevsky (or principals or Affiliates thereof) will guarantee a portion of the indebtedness of the Company currently outstanding on the Paramount Hotel, in an amount equal to the Schrager Debt Amount and the Pilevsky Debt Amount, respectively, from the date hereof through the date of their respective deaths. Schrager and Pilevsky acknowledge that there can be no assurance that such lenders will accommodate the Board's request or, if accommodated, the length and terms of such accommodation. The Board of Managers, Schrager, and Pilevsky acknowledge that Schrager and Pilevsky will bear the economic risk of loss (within the meaning of Section 1.752-2 of the Regulations) with respect to that portion of the indebtedness of the Company so guaranteed and agree to treat such guaranty consistently therewith in accordance with Section 1.752-2 of the Regulations and Section 7.7 hereof.

       (b) Schrager and Pilevsky acknowledge that subsequent to the date hereof, the Company may permit NorthStar or any Additional Member to guarantee a portion of the indebtedness of the Company in connection with the contribution of assets by NorthStar or such Additional Member. In such event, the amount of debt available for guaranty by Schrager and Pilevsky, if there be insufficient debt available for guarantee by NorthStar or Additional Member, shall be reduced so that the proportion of debt available for guaranty by Schrager, Pilevsky and NorthStar or such Additional Member, respectively, shall be in the ratio of each guarantor's share of the income that would be recognized if such guarantor could not guaranty any debt to the entire amount of income that would be so recognized by all of the guarantors if none of them could guaranty any debt. Notwithstanding the foregoing, if the mortgage loan secured by the Paramount Hotel is discharged prior to January 1, 2000 and the payment pursuant to Section
11.7 has not been made to Pilevsky, the Company shall make available to Pilevsky and Schrager debt with a comparable risk factor for Pilevsky and Schrager to guaranty, in an amount up to the Pilevsky Debt Amount and the Schrager Debt Amount, if Pilevsky and Schrager so choose to guaranty such debt.

       (c) Any guarantees provided by Schrager, Pilevsky and, if applicable, NorthStar or any Additional Member, pursuant to this Section 7.9 shall be provided pari passu with respect to one another.

       (d) The Members hereby agree that, notwithstanding anything in this
Section 7.9 to the contrary, the Company shall maintain indebtedness in an amount at least equal to the aggregate of the Pilevsky Debt Amount and the Schrager Debt Amount for period commencing on the date hereof and ending no earlier than January 1, 2000, subject to the Company's option to reduce such debt amount pursuant to Section 11.7(b) hereof.



                                     ARTICLE VIII

                          BOOKS AND RECORDS; REPORTING

       Section 8.1 Books, Records and Financial Statements.

       (a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement, the Bylaws and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times upon reasonable notice given not more than once per year by any Member or Additional Member and their respective duly authorized representatives for any purpose reasonably related to such Member's interest in the Company.

       (b) The Company shall maintain at its principal place of business a record of its Members, giving the names and addresses of all Members and the Interest held by each Member. Subject to such reasonable standards (including standards governing what information and documents are to be furnished and at whose expense) as may be established by the Board of Managers from time to time, each Member will have the right to obtain from the Company, from time to time upon reasonable demand for any purpose reasonably related to the Member's Interest, a record of the Company's Members.

       Section 8.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

The books of account and records of the Company shall be maintained in accordance with generally accepted accounting principles consistently applied during the term of the Company, wherein all transactions, matters and things relating to the business and properties of the Company shall be currently entered.

       Section 8.3 Audits. The financial statements of the Company shall be audited each year by either Arthur Anderson LLP, David Berdon & Co. LLP or any other independent certified "big six" public accounting firm, as selected by the Board of Managers as a Supermajority Decision, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audit will be an expense of the Company. A copy of any such audited financial statements and accountant's report will be made available to the Members within sixty (60) days after the close of each Fiscal Year, together with a statement of such Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year; and a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes. Immediately after execution of this Agreement, and thereafter as necessary, with respect to any Hotel Property or other asset contributed to or acquired by the Company that does not have audited historical financial statements appropriate for a public reporting real estate investment trust, the Company shall retain an independent certified "big six" public accounting firm, selected by the Board of Managers as a Supermajority Decision, to conduct an audit of such Hotel Property or other asset in order that the Company be provided with the requisite financial information. The cost of such audit shall be an expense of the Company.

       Section 8.4 Other Reports.

       (a) Within forty-five (45) days after the end of each fiscal quarter, the Officers of the Company shall prepare and transmit to each member of the Board of Managers a status report and financials for the Company for such quarter and the fiscal period then ended. Such report and financials shall include (a) an unaudited balance sheet and statement of income, changes in equity and cash flows for the Company as of and for the fiscal period then ended, (b) a report analyzing and comparing the actual results of operations with the current annual Budget, together with a narrative explanation of any significant variances, and
(c) a summary of prospective investments and their status.

       (b) Within thirty (30) days after the end of each month, the Officers of the Company shall prepare and transmit to each member of the Board of Managers an executive summary and description of operations and financial results.

       (c) On or before January 31 of each year beginning with 1998, the Chief Executive Officer and the Company's other Officers shall prepare and submit the Budget and Business Plan for the coming year to the Board of Managers for its approval. If the Board of Managers withholds its approval of either said Budget or Business Plan, the Company shall operate pursuant to the Budget and Business Plan for the prior year, except that with respect to any line item in the previous year's Budget, the Company may spend one hundred five percent (105%) of the amount corresponding to such line item during the period prior to the approval of the Budget for such year.


                                     ARTICLE IX

                                   TAX MATTERS

       Section 9.1 Certain Notices. The Tax Matters Member shall, within 10 days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Partner.

       Section 9.2 Right to Make Section 754 Election. The Class B Managers may vote to make or revoke, on behalf of the Company, an election in accordance with -section- 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of -section- 734 of the Code, and in the case of a transfer of a Company interest within the meaning of -section- 743 of the Code. Each Member shall, upon request of the Tax Matters Member, supply the information necessary to give effect to such an election.

       Section 9.3 Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal income tax purposes. The Members agree to take all reasonable actions, including the amendment of this Agreement and the execution of such other documents, agreements and instruments as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for federal, state and local income tax purposes.


                                     ARTICLE X

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

       Section 10.1 Liability; Adjustment of Percentage Interests upon Defaulted Additional Capital Contributions.

       (a) Except as otherwise provided by the New York Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

         (b) (i) Except as otherwise provided by the New York Act or this paragraph (b), a Member shall have no liability in excess of (A) the amount of its Capital Contributions, (B) its share of any assets and undistributed profits of the Company, and (C) the amount of any distributions wrongfully distributed to it. Additional Capital Contributions to the Company shall not be mandatory, but the Board of Managers (by approval of a the Class A Member and a majority of the Class B Member unless such call does not constitute a Supermajority Decision) may issue calls for Additional Capital Contributions from Members, any such call not to require such Additional Capital Contributions on less than five (5) business days' prior written notice.

         (ii) If made, calls (each, a "Capital Call") for Additional Capital Contributions shall be funded by the Members pro rata based upon the Members' Percentage Interests and similarly, the Members shall be permitted to fund any Additional Capital Contribution not funded by a Defaulting Member pursuant to subparagraph (iii) of this Section 10.1(b) pro rata based upon the non-Defaulting Members' Percentage Interests.

         (iii) If a Member (a "Defaulting Member") does not meet a call for Additional Capital Contributions, either Schrager or NorthStar may pay to the Company the amount of such noncontributing Member's Additional Capital Contribution, which amount shall be an Additional Capital Contribution on the part of NorthStar or Schrager, as applicable.

         (iv) Notwithstanding anything to the contrary set forth herein, in the event that a Defaulting Member fails to make all or a portion of its pro rata share of an Additional Capital Contribution and such default continues for a period of seven business days after the receipt of notice from a non-defaulting Member requiring such contributions (the "Default Date"), then the Members' Percentage Interests shall be adjusted as set forth in the next sentence. The Percentage Interest of each Defaulting Member, with respect to each Additional Capital Contribution where such Member does not fund its pro rata share, shall be decreased by an amount equal to (A) such Defaulting Member's Percentage Interest, immediately prior to the applicable Capital Call, multiplied by (B) a fraction, the numerator of which is the total of all Additional Capital Contributions made by the Members pursuant to the applicable Capital Call and the denominator of which is the sum of (A) the Fair Market Value of the equity of the Company determined as of the Default Date plus (B) the total of all Additional Capital Contributions made by the Members pursuant to the applicable Capital Call. The Percentage Interest of each non-Defaulting Member shall be increased by an amount equal to the product of (A) the amount by which the Defaulting Member's Percentage Interest was decreased and (B) a fraction the numerator of which is the Additional Capital Contribution made by such non-Defaulting Member pursuant to the applicable

     Capital Call and the denominator of which is the total of all Additional Capital Contributions made by all of the Members pursuant to the applicable Capital Call.

       Section 10.2 Exculpation.

       (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement.

       (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses, Capital Event Proceeds or Cash Available For Distribution or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

       Section 10.3 Fiduciary Duty.

       (a) Subject to the relevant provisions of the New York Act and other applicable law, to the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

       (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

Nothing in this Section 10.3 shall be deemed to otherwise limit the rights of the Members under Sections 6.3, 6.4 and 6.5 hereof.

       (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

       (d) Notwithstanding anything herein to the contrary, Pilevsky shall have no fiduciary duties to the Company.

       Section 10.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. The rights to indemnification and to the advancement of expenses conferred in this Article X shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Covered Person, shall inure to the benefit of the Covered Person's heirs, executors and administrators, and shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under any statute, agreement, vote of the Board of Managers or otherwise.

       Section 10.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees, disbursements and court costs) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 10.4 hereof.

       Section 10.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such

Person against such liability under the provisions of this Agreement. In particular, the Company shall obtain, to the extent available at commercially reasonable rates, insurance in favor of the Board of Managers and the Officers of the Company with respect to actions and omissions by them in the fulfillment of their respective duties hereunder. The Board of Managers and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.5 hereof and containing such other procedures regarding indemnification as are appropriate.


                                     ARTICLE XI

                     TRANSFERABILITY AND SUBSTITUTE MEMBERS;
                     RIGHT OF FIRST OFFER; TAG-ALONG RIGHT;
                          TRANSFERS AFFECTING PILEVSKY

       Section 11.1 Transferability of Interests.

       (a) A Member may Transfer its Interest or any direct or indirect interest in its Interest only by complying with this Section 11.1. Neither Schrager nor Pilevsky may Transfer all or any portion of their respective Interests during the Lockout Period, except as set forth in Section 11.1(c) below.

       (b) Except as otherwise provided in this Article XI, any Transfer by a Member shall be a Supermajority Decision. If all approvals required hereby are obtained, or if no approval is required, for any Transfer, such Transfer shall, nevertheless, not entitle the transferee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the transferring Member would be entitled, unless or until the following conditions are satisfied:

            (i) The transferor and the transferee execute such documents and instruments of conveyance and such amendments to this Agreement as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, to confirm the transferee's agreement to be bound by the provisions of this Article XI and, if the Board of Managers consents, to reflect the admission of the Transferee as a Member.

            (ii) The Company shall receive, prior to such Transfer, an opinion of counsel reasonably satisfactory to the Company confirming that such Transfer (A) is not contrary to, or in violation of, any applicable securities law, (B) is permitted under this Agreement, (C) will not affect the Company's status as a limited liability company under the applicable laws of the State of New York and (D) will not terminate the Company as a partnership for Federal income tax purposes.

            (iii) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial adjusted cost basis in the Transferred Interest and any other information reasonably necessary to permit the Company to file all required Federal, state and foreign tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Interest until it has received such information.

            (iv) The transferor and the transferee thereof pay all reasonable costs and expenses incurred by the Company in connection with such Transfer.

       (c) Notwithstanding anything to the contrary in this Article XI, and without the consent of the Board of Managers or any other Member, at any time hereafter;

            (i) Schrager, Pilevsky and any Additional Member who is an individual may, upon death, Transfer his Interest or an interest therein to the estate, legatees or devisees of Ian Schrager, Phil Pilevsky or such individual, respectively,

            (ii) each of Schrager and Pilevsky may Transfer all or any portion of their respective Interests, as the case may be, to members of the immediate family of Ian Schrager, with respect to Schrager, or Phil Pilevsky, with respect to Pilevsky, or to any corporation, partnership, limited liability company, trust or other entity all of the equity interests in which are owned by members of such individual's immediate family; provided that Ian Schrager or Phil Pilevsky, as the case may be, can demonstrate that he Controls such transferee or transferees; and

            (iii) NorthStar may Transfer all or any part of its interest to any of its Affiliates.

       Section 11.2 Recognition of Transfer by Company. No Transfer, or any part thereof, that is in violation of this Article XI shall be valid or effective, and neither the Company nor the Board of Managers shall recognize the same for the purpose of making distributions pursuant to Section 7.1 hereof with respect to such Interest or part thereof. Neither the Company nor the Board of Managers shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid Transfer.

       Section 11.3 Effect of Transfers.

       (a) The Transfer of an Interest shall not cause the dissolution of the Company.

       (b) If a Transfer of an Interest occurs during any Fiscal Year, Profits, Losses, each item of income, gain, loss, deduction or credit and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the Fiscal Year in accordance with Code -section-706(d), using any conventions permitted by law and selected by the Board of Managers. All distributions on or before the date of the Transfer shall be made to the Transferor and all distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize a transfer made in accordance with the terms of this Article XI not later than the end of the calendar month during which it is given notice stating the date such Interest was transferred and such other information as the Board of Managers may reasonably require. The Board of Managers and the Company shall incur no liability for making allocations and distributions in accordance with the provisions of this Section.

       Section 11.4 NorthStar/Schrager Right of First Offer.

       (a) If after the expiration of the Lockout Period, either Schrager or NorthStar (the "Offering Member") shall decide to sell all, or any part of its Interest (the "Offered Interest") other than pursuant to Section 11.1(c), then the Offering Member shall give the other such Member (the "Offeree Member") prior written notice thereof (the "Interest Sale Notice"), setting forth:
(i) the price for which the Offering Member would like to sell such Offered Interest to an unaffiliated third party for cash (the "Target Interest Price") and (ii) if the Offering Member is Schrager, a statement whether Ian Schrager intends to maintain any interest in, or association with, such prospective buyer, including, without limitation, whether he will agree to be employed by such buyer in a consulting, management or similar role, any such agreement to be deemed a material term of such offer, and which, if NorthStar, as the Offeree Member, exercises its option to purchase the Offered Interest, shall inure to the benefit of NorthStar, as the Offeree Member, as if initially made with NorthStar, as the Offeree Member in accordance with its terms, and which shall be evidenced by Schrager's written agreement with NorthStar, as Offeree Member. Simultaneously, with delivery of the Interest Sale Notice to the Offeree Member, for informational purposes only the Offering Member shall provide a copy of such Interest Sale Notice to Pilevsky.

       (b) Upon receipt of an Interest Sale Notice, the Offeree Member shall have the right, exercisable in its sole discretion, by written notice to the Offering Member to either (I) purchase or have its designee purchase such Offered Interest at the Target Interest Price or (II) permit the Offering Member to use all reasonable endeavors to negotiate a sale of the entire Company or all or substantially all (as defined at the end of this paragraph) of the Company's assets and investments, provided that the Offering Member shall employ for such purpose an investment advisor reasonably acceptable to the Offeree Member, the fees and expenses of such advisor to be paid by the Company. The Offeree Member shall exercise its option under clause (I) or clause (II) of the preceding sentence within sixty (60) days, time being of the essence, after receipt of the Interest Sale Notice (such sixtieth day, the "First Interest Election Date"). If the Offeree Member elects to purchase such Offered Interest, then the closing of such acquisition shall occur on or prior to the date which is one hundred twenty
(120) days, time being of the essence, after the date on which the Offeree Member delivers to the Offering Member written notice of its election to purchase the Offered Interest, and the purchase price for such Offered Interest shall be the Target Interest Price. The Offered Interest shall be sold to the Offeree Member free and clear of all liens, pledges, security interests and other encumbrances, other than encumbrances relating to Obligations of the Company, or unless otherwise indicated in the Interest Sale Notice. If the Offeree Member elects to permit the Offering Member to cause a sale, at the Offering Member's option, of the Company, or all or substantially all of the Company's assets and investments, the Offering Member shall market the Company in a diligent manner and shall keep the Offeree Member informed of all material decisions made with respect to the marketing and sale of the Company. The other Members (other than Pilevsky) shall reasonably cooperate with the Offering Member in such efforts. Any such sale must be consummated, if at all, within nine (9) months after the First Interest Election Date, time being of the essence (such date, the "Offeree Sale Deadline"). In the case of a sale of the entire Company, the amount received with respect to the sale of the Company must, when distributed to the Offeree Member in accordance with Section 7.1(c), on a proportionate basis for the percentage interest being sold by the Offeree Member, yield to the Offeree Member an amount greater than or equal to the amount that the Target Interest Price would have yielded the Offering Member with respect to the Offered Interest. In the case of a sale of substantially all of the Company's assets or investments, the amount received with respect to the sale of such assets or investments must, when distributed to the Offeree Member in accordance with Section 7.1(c), on a proportionate basis for that portion of the assets or investments sold that are represented by the Offeree Member's percentage interest in the Company, yield to the Offeree Member an amount greater than or equal to that which the Target Interest Price would have yielded the Offering Member for a sale of the assets or investments of the Company represented by the Offered Interest. The Company shall not be sold pursuant to any offer not meeting such conditions unless consented to in writing by the Offeree Member and the Offering Member. For the purposes of this Section 11.4, "substantially all of the Company's assets or investments" shall mean eighty percent (80%) or more of such assets or investments calculated on the basis of the Fair Market Value of the assets or investments of the Company.

       (c) If the Offeree Member does not timely elect or is deemed not to have elected to either purchase the Offered Interest in accordance with Section 11.4(b)(I) or to permit the Offering Member to endeavor to negotiate a sale of the Company in accordance with Section 11.4(b)(II), then notwithstanding anything to the contrary in Section 11.1, the Offering Member shall have the right, during the nine (9) month period commencing on the earlier of (i) the date the Offeree Member notifies the Offering Member that it will not exercise its rights under this Section 11.4 and (ii) the First Interest Election Date, to sell the

Offered Interest to any Person at a price not less than ninety-five (95%) of the Target Interest Price. If such nine (9) month period has expired and the Offering Member has not sold the Offered Interest, then the Offering Member shall not have the right to sell the Offered Interest without re-offering it to the Offeree Member in accordance with all of the provisions of this Section 11.4.

       (d) If the Offeree Member elects to purchase the Offered Interest, and the Offering Member tenders the Offered Interest in accordance with this Section
11.4 (and free and clear of all liens, and other encumbrances, except as otherwise identified in the Interest Sale Notice) and the Offeree Member fails to close the acquisition for any reason, then notwithstanding anything to the contrary, the Offering Member shall have the right, at any future date, to sell the Offered Interest to unaffiliated third parties without re- offering it to the Offeree Member in accordance with the provisions of this Section 11.4, provided, however, that if the Offering Member does procure an unaffiliated third-party purchaser, it shall issue another Interest Sale Notice to the Offeree Member and the Offeree Member shall still be entitled to exercise its Tag Along Right pursuant to Section 11.5 hereof.


       Section 11.5 NorthStar/Schrager Tag-Along Right.

       (a) Upon receipt of an Interest Sale Notice, either NorthStar or Schrager shall in addition to its rights to an election pursuant to Section 11.4(b) hereof, have the right in its sole discretion to continue to retain its Interest in the Company, or, to sell or contribute, concurrently with the sale or contribution by the Offering Member and on the same terms, including the same proportionate valuation (the "Tag-Along Right"), its Interest in the Company by written notice of the exercise of such Tag-Along Right to the Offering Member within thirty (30) days after its receipt of the Interest Sale Notice (the "Tag-Along Exercise Notice"). In the event that the Offeree Member fails to send the Offering Member a Tag-Along Exercise Notice within thirty (30) days after its receipt of the Interest Sale Notice, the Offeree Member will be deemed to have elected to continue to retain its Interest in the Company.

       (b) In the event that the Offeree Member exercises its Tag-Along Right, from and after its receipt of such Tag-Along Exercise Notice from the Offeree Member, the Offering Member shall keep the Offeree Member fully informed as to the status of the Offering Member's negotiations and all material terms relating to such sale or contribution, and shall promptly deliver to the Offeree Member copies of all drafts of agreements relating thereto and shall promptly notify the Offeree Member of all proposed changes to such material terms. Further, if the Offeree Member exercises the Tag-Along Right, the Offering Member shall attempt to have all of the Interests proposed to be sold or contributed by the Offering Member and the Offeree Member included in such sale or contribution; provided, however, that if the purchaser is unwilling to purchase all of the Interests proposed to be sold or contributed, the amount to be sold will be sold pro rata in proportion to the selling or contributing Members' Percentage Interests.

       (c) Notwithstanding anything to the contrary in this Section 11.5, NorthStar, as Offeree Member, shall not be required to Transfer any part of its interest if such Transfer would result in NorthStar holding less than a majority of all Interests, unless such Transfer is a Transfer of all of NorthStar's Interest.

       Section 11.6 NorthStar's Right to Transfer.

       (a) Except as expressly permitted by this Article XI, NorthStar shall not have the right to Transfer all or any portion of its Interest in the Company in one or more transactions from time to time.


       (b) During the Lockout Period, with respect to Transfers to parties that are not Affiliates of NorthStar, NorthStar may Transfer, without the consent of the Company or any other Member, in any Transfer or series of Transfers, up to seventy-five percent (75%) in the aggregate of its Interest as the same exists on the date hereof; provided, however, that (i) any such Transferee shall not be a Member of the Company but rather shall hold its interest in an entity, or otherwise, controlled directly or indirectly by NorthStar that does not compete, either directly or through its Affiliates, in any material way, with the business of the Company or its Affiliates; (ii) NorthStar shall maintain a majority control of the Class B Members of the Board of Managers, with either W. Edward Scheetz or David Hamamoto holding at least one Board seat and (iii) any such Transferee shall not be a Schrager Competitor.

       (c) Notwithstanding the provisions of Section 11.6(b) hereof, NorthStar may Transfer up to thirty-five percent (35%) of its Interest in one or more transactions from time to time to UBS Mortgage Finance, Inc. or such assignees or transferees thereof as may be approved by NorthStar, without the Consent of the Company or any other Member, provided such Transfer(s) are counted in determining whether the seventy-five percent (75%) limit contained in Section 11.6(b) has been reached. The three (3) enumerated limitations set forth in
Section 11.6(b) shall not apply to the right granted in this Section 11.6(c); however, said transferees shall be bound by NorthStar's elections in Sections
11.4 and 11.5 as if it were NorthStar itself, and shall have no right to vote on or approve any decision, action or inaction on the part of the Company. The Interest of such transferees shall be bought or sold along with NorthStar's Interest at a price equal to, on a pro rata basis, the price paid for NorthStar's Interest. Any transferees under this Section 11.6(c) hereby grants to the Board of Managers an irrevocable power of attorney, coupled with an interest, to execute any documents on its or their behalf to effectuate any decisions of the Board of Managers made in accordance with the terms of this Agreement.

       Section 11.7 Transfers Affecting Pilevsky. (a) In no event shall the Company sell all or any portion of its assets prior to January 1, 1999, if the effect of such sale would be to render the Company with indebtedness available for Pilevsky's guaranty pursuant to Section 7.9 hereof in an amount less than the Pilevsky Debt Amount.

       (b) Notwithstanding anything to the contrary contained herein, in the event that the Board of Managers, by Supermajority Decision, decides to sell all or any portion of the assets of the Company such that indebtedness remaining for guaranty by Pilevsky would be less than the Pilevsky Debt Amount, and such Transfer would take place after January 1, 1999, but prior to January 1, 2000, then in such event the Company shall pay to Pilevsky, in addition to any other amounts Pilevsky would be entitled to hereunder, the amount of $2,500,000 upon the consummation of such sale, if as and when the sale closes, but only under these circumstances.

       (c) Subject to the Company fulfilling its obligation, if any, pursuant to
Section 11.7(b), in the event Schrager sells all or any portion of its Base Interest and/or Carried Interest in accordance with this Agreement in an arm's-length transaction, Schrager shall notify the Company and Pilevsky of such intention at least ten (10) days' prior to any such Transfer, and any proposed transferee shall be required (subject to the provisions set forth below) to purchase a pro rata portion of Pilevsky's Base Interest and/or Carried Interest, as applicable, such purchase to be consummated prior to that date which is one hundred twenty (120) days from such notice to Pilevsky and on the same date as the sale of the applicable Schrager Interest. Such purchase shall be at a price which would yield Pilevsky an amount equivalent, on a pro rata basis, to the amount received by Schrager, taking into account each of Schrager's and Pilevsky's respective Base Interests and Carried Interests in the Company. Pilevsky may not Transfer its Interest except as expressly set forth in this Section and Section 11.1(c). Pilevsky hereby grants to the Board of Managers an irrevocable power of attorney, coupled with an interest, to execute any documents on its behalf to effectuate any transfer made in accordance with the terms of this Section 11.7(c). If for any reason Schrager is prevented by any act or omission of the Company or Pilevsky from consummating a sale of all or a portion of the Pilevsky Interest, in accordance with this Section 11.7(c), Schrager shall still have the right to consummate the sale of its Interest, and have the transferee admitted as a Member, but shall, in conjunction with the transferee, reasonably pursue its available remedies against Pilevsky to compel the sale of all or a portion of Pilevsky's Interest in accordance with this
Section 11.7.

       (d) Any payments made to Pilevsky pursuant to Section 7.9 shall be credited to the Company's obligations hereunder.

       Section 11.8 Admission. The Company is authorized to admit any Person as an additional member of the Company (each, an "Additional Member" and collectively, the "Additional Members") upon such terms and conditions (including, but not limited to, as to the existence of any right to vote) as are approved by all members of the Board of Managers. Upon the admission of an Additional Member, the Percentage Interest of each Member will be reduced to an amount equal to (i) the Percentage Interest of such Member immediately prior to the admission of such Additional Member, expressed as a decimal, divided by (ii) the sum of 1 and the Percentage Interest of such Additional Member, expressed as a decimal. Each such Person to be admitted as an Additional Member shall be admitted at the time such Person

(a) executes this Agreement or a counterpart of this Agreement and (b) is named as a Member on Schedule A hereto.

       Section 11.9 Resignation. Members may not resign or withdraw from the Company without the approval of the Class B Managers and upon such terms and conditions as may be specifically agreed upon between the Company and the resigning Member. The provisions hereof with respect to distributions are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the New York Act or otherwise. The Company may recover damages for breach of this Section 11.9 if any Member violates this Section 11.9 and may offset the Company's damages against any amount owed to a resigning Member for distributions.

       Section 11.10 Pledges. Any Member may pledge or collaterally assign all or any part of its Interest in the Company to one or more institutional lenders or "bulge bracket" investment banks (as that term is generally defined) without the consent of any other Member or the Board of Managers; provided, however, that should Schrager so pledge or collaterally assign all or any portion of its Interest (the "Pledged Interest") such pledge or collateral assignment instrument shall provide that prior to the foreclosure (or assignment in lieu of foreclosure) of such Pledged Interest, the pledgee (or its successors or assigns) shall first offer the Pledged Interest to the Company according to the procedure set forth in Section 11.4, mutatis mutandis, except that, as provided above, the time period for the exercise of such right of first offer shall be twenty (20) days from receipt of the Interest Sale Notice and the time period for the closing of such acquisition shall be sixty (60) days from the receipt of the Interest Sale Notice.

       Section 11.11 Schrager Right to Sell Company. Notwithstanding anything in this Agreement to the contrary, in the event that neither W. Edward Scheetz nor David Hamamoto is serving on the Board of Managers, Schrager shall have the right to use all reasonable endeavors to negotiate a sale of the entire Company or all or substantially all of the Company's assets and investments provided that Schrager shall employ for such purpose an investment advisor reasonably acceptable to a majority of the Class B Managers, the fees and expenses of such advisor to be paid by the Company. If Schrager elects to cause a sale of the Company, the other Members (other than Pilevsky) shall reasonably cooperate in the marketing and sale of the Company and shall be kept informed of all material decisions made with respect to the marketing and sale of the Company. Any such sale must be consummated, if at all, within nine (9) months after the first date on which neither W. Edward Scheetz nor David Hamamoto is serving on the Board of the Managers, time being of the essence.

       Section 11.12 Schrager Right to Transfer Carried Interest. Notwithstanding anything in this Agreement to the contrary, in no event shall Schrager be entitled to Transfer its right to distributions pursuant to Section 7.1(c)(ii)(A) or (iii)(A), Section 7.1(d)(ii)(A) or (iii)(A) or Section 7.1(e)(ii)(A) or (iii)(A) (collectively the "Carried Interest"), whether in connection with a Transfer of its Interest permitted under this Agreement or otherwise, the right to such distributions being personal to Schrager. The foregoing shall not, however, prevent Schrager from Transferring all of its Interest (other than the Carried Interest) provided such Transfer otherwise complies with the terms of this Agreement. In addition, if Schrager transfers all of its Interest other than the Carried Interest, Schrager shall receive any distribution to which it would otherwise be entitled to hereunder. For purposes of receiving such distributions with respect to the Carried Interest, Schrager will retain a Membership Interest in the Company, albeit without a capital account or any voting rights or rights to representation on the Board of Managers, despite such Transfer of its Interest (other than the Carried Interest).


                                     ARTICLE XII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

       Section 12.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

       Section 12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

            (i) Supermajority Decision of the members of the Board of Managers approving the dissolution of the Company; or

            (ii) the bankruptcy or dissolution of NorthStar or Schrager unless, within ninety (90) days after the occurrence of such an event, a majority in Interest of the remaining Members (excluding Pilevsky) agree in writing to continue the business of the Company.

       Section 12.3 Notice of Dissolution. Upon the dissolution of the Company the Board of Managers shall promptly notify the Members of such dissolution.

       Section 12.4 Liquidation; Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.


       (a) Upon dissolution of the Company, the Board of Managers, or the Person or Persons approved by a vote of the Class B Managers, shall carry out the winding up of the Company (in such capacity, the "Liquidating Trustee"), shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The assets of the Company shall be used, first, to pay or provide for the payment of all outstanding liabilities of the Company in their respective order of priority according to law, including the repayment of any Advances made pursuant to
Section 4.5 of this Agreement and accrued and unpaid interest thereon. Except as required by applicable law, obligations of the Company to Members or other persons related to Members shall be paid in the same manner and order as if such obligation were not owed to a Member or to a person related to a Member. Any amount determined by the Liquidating Trustee to be in excess of the amounts needed for the foregoing purposes shall be distributed to the Members in the same manner as provided for in Section 7.1 of this Agreement.

       (b) In the event the Company is "liquidated" within the meaning of regulations -section-1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations -section-1.704-1(b)(2)(ii)(b)(2). If any Member's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall not be obligated to contribute to the capital of the Company the amount necessary to restore such deficit balance to zero.

       Section 12.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XII and the Certificate shall have been canceled in the manner required by the New York Act.

       Section 12.6 Claims of the Members. The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

       Section 12.7 Bankruptcy or Dissolution of a Member. Subject to Section 12.2(ii), the Bankruptcy or dissolution of a Member shall not dissolve the Company. Subject to Article XI, the legal representative of a Bankrupt Member or the assignee of a dissolved Member shall have the rights of an assignee to receive distributions and allocations of Profits and Losses pursuant to Article VII and may become a Member only upon compliance with the procedures as provided in Article XI. In the absence of admission, any payment by the Company in the name of the Bankrupt or dissolved Member, or to its legal representative or assignee, shall acquit the Company of all liability to any Person who may be interested in such payment by reason of the Bankruptcy or dissolution of a Member.

                                     ARTICLE XIII

                                  MISCELLANEOUS

       Section 13.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it is approved as a Supermajority Decision of the Board of Managers. In the event this Agreement shall be amended pursuant to this Article XV, the Chief Executive Officer shall amend the Certificate to reflect such change if it deems such amendment of the Certificate to be necessary. Each Member (other than NorthStar) does hereby constitute and appoint NorthStar and its designees as its true and lawful representative and attorney- in-fact, in its name, place and stead to make, execute, sign, deliver and file such amendment to this Agreement.

       Section 13.2 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be given personally, or given by telephone (promptly confirmed by telecopied message), or by telecopier (promptly confirmed by telephone), or by registered or certified mail, or by a nationally recognized overnight courier, charges prepaid, addressed as follows:

            (i) if given to the Company, in care of each of the Members at their mailing addresses set forth on Schedule A attached hereto; or

            (ii) if given to any Member, at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

       All such notices shall be deemed to have been given when received or, in the case of notice by mail only, six (6) business days after being sent, whichever occurs first.

       Section 13.3 Dispute Resolution. Any and all disputes, controversies and claims arising out of or relating to this Agreement or the performance hereof other than those brought by or against Pilevsky shall be settled and determined by arbitration in New York City before a panel of three arbitrators pursuant to the Commercial Rules then in effect of the American Arbitration Association. The parties agree that the arbitrators shall have the power to award damages, preliminary or permanent injunctive relief and reasonable attorneys' fees and expenses to any party in such arbitration. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having competent jurisdiction thereof. The arbitrators shall be governed by and shall apply the substantive law of the State of New York in making their award.

       Section 13.4 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

       Section 13.5 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

       Section 13.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and Transfers.

       Section 13.7 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

       Section 13.8 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement.

       Section 13.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.


       Section 13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

       Section 13.11 Integration. This Agreement and the documents executed and delivered in connection therewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and supersede all prior agreements and understandings pertaining thereto.

       Section 13.12 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

       Section 13.13 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

       Section 13.14 Time. Time is of the essence with respect to this Agreement.

       Section 13.15 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

       Section 13.16 Incorporation by Reference. Every exhibit, schedule and other appendix attached and referred to in this Agreement is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

       Section 13.17 Further Action. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
                                       63

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                 MEMBERS:

                                 NORTHSTAR HOSPITALITY LLC, a Delaware
                                 limited liability company




                                 By:  /s/ W. Edward Scheetz
                                      --------------------------------
                                      Name: W. Edward Scheetz
                                      Title:  Executive Vice President

                                 MHG ASSOCIATES, L.P., a Delaware
                                 limited partnership

                                 By:  Morgans Century Corp., its general partner



                                 By:  /s/  Ian Schrager
                                      --------------------------------
                                      Name:  Ian Schrager
                                      Title:  President


                                 CENTURY OPERATING ASSOCIATES, a
                                 New York limited partnership

                                 By:  CPH Operating Corp., its general partner



                                 By:  /s/ Philip Pilevsky
                                      --------------------------------
                                      Name:  Philip Pilevsky
                                      Title:  President

Consented to and agreed with
respect to Section 6.10:



/s/ Ian Schrager
------------------------
Ian Schrager


Date:  February 13, 1998                             SCHEDULE A
                                                    ------------

                                                                MEMBERS AND THEIR MAILING ADDRESSES,
                                                           CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

                                                                                             Percentage of
                                                                                               Capital         Percentage
               Name                     Mailing Address           Capital Contribution(1)   Contributions      Interest(2)
              -----                     ---------------           -----------------------   -------------      -----------

NorthStar Hospitality                 527 Madison Avenue, New         $102,479,445.00         83.986%         83.986000%
LLC                                   York, New York  10022

MHG Associates, L.P.                  235 West 46th Street, New        $19,540,230.00         16.014%         15.933930%
                                      York, New York  10036

Century Operating                     417 Fifth Avenue, New                     $1.00              0%          .080070%
Associates                            York, New York  10016
                                                                     ----------------                          ---------
                                                                      $122,019,676.00          100.0%            100.0%


------------------------------
(1) This column sets forth the cash amount of any cash Capital Contributions, the agreed value of any Capital Contributions, net of any liabilities, made in the form of property or property interests in the initial contributions or series of contributions effected in connection with the formation of the Company, and the value, as determined by the Board of Managers, of any Capital Contributions made in the form of property or property interests after such initial contributions or series of contributions.


(2) The Pilevsky Percentage Interest is 0.5% of the initial Schrager Percentage Interest (prior to deducting the Pilevsky Percentage Interest therefrom) and such amount has been deducted from the Schrager Percentage Interest.

                                   SCHEDULE B
                                     BY LAWS
                                       OF
                             IAN SCHRAGER HOTELS LLC

       These Bylaws of IAN SCHRAGER HOTELS LLC, a Delaware limited liability company (the "Company") shall be subject to the Limited Liability Company Agreement of Ian Schrager Hotels L.L.C., as from time to time in effect (the "Agreement"),. In the event of any inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall control. Capitalized terms used herein and not herein defined are used as defined in the Agreement.


                                   ARTICLE I.

                Board of Managers; Meetings of Board of Managers

       Section 1.1 Voting. The Board of Managers shall be divided into two classes, designated Class A and Class B. Each Class A Manager shall have one vote and each Class B Manager shall have one vote; provided, however, that the majority of the Class B Managers, voting separately as a class, shall determine the votes of the Class B Managers.

       Section 1.2 Resignation of Managers. Any member of the Board of Managers may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

       Section 1.3 Chairman of the Board of Managers. The Board of Managers shall elect a Chairman, who shall preside at meetings of the Board of Managers.

       Section 1.4 Place of Meetings and Meetings by Telephone. All meetings of the Board of Managers may be held at any place that has been designated from time to time by resolution of the Board of Managers or, in lieu thereof, written resolutions of the Board of Managers may be executed by the Class A Manager and a majority of the Class B Managers. In the absence of such a designation, meetings shall be held at the principal place of business of the Company. Any meeting may be held by conference telephone or similar communication equipment so long as all Managers participating in the meeting can hear one another, and all Managers participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.

       Section 1.5 Notice of Meetings. Regular meetings of the Board of Managers shall be held at least once per year at such times and at such places as shall be fixed by the Board of Managers. Such regular meetings may be held without notice. All notices of the time and place of special meetings of the Board of Managers shall be called by any member of the Board of Managers upon forty-eight
(48) hours notice to each Manager personally or by telephone confirmed by written notice by telecopy.

The notice shall specify (i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted.

       Section 1.6 Waiver of Notice. Notice of any meeting need not be given to any Manager who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the records of the Company or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any Manager who attends the meeting without protesting before or at its commencement the lack of notice to that Manager.

       Section 1.7 Adjournment. A majority of the Managers present, whether or not constituting a quorum, may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than forty-eight (48) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 1.4.

       Section 1.8 Delegation of Power. The Board of Managers may, by resolution, delegate any Decisions or all of their powers and duties (other than powers and duties pertaining to a matter that requires a Supermajority Decision) granted hereunder or under the Agreement to one or more committees of the Board of Managers, each consisting of one or more Managers, or to one or more officers, employees or agents, including without limitation Members, and to the extent any such powers or duties are so delegated, action by the delegate or delegates shall be deemed for all purposes to be action by the Manager. All such delegates shall serve at the pleasure of the Board of Managers. To the extent applicable, notice shall be given to, and action may be taken by, any delegate of the Board of Managers as herein provided with respect to notice to, and action by, the Managers.

       Section 1.9 Quorum. The Class A Manager and a majority of the Class B Managers must be present at any meeting of the Board of Managers in order to constitute a quorum for the purposes of any such meeting.



                                   ARTICLE II.

                                    Officers

       Section 2.1 Officers. The officers of the Company shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. The Company may also have, at the discretion of the Board of Managers, such other officers as may be appointed in accordance with the provisions of Section 2.3. Any number of offices may be held by the same person. The President shall also be a Manager. Other officers may, but need not, be Managers.

       Section 2.2 Election of Officers. The officers of the Company shall be chosen by the Board of Managers, and each shall serve at the pleasure of the Board of Managers.

       Section 2.3 Additional Officers. The Board of Managers may appoint, and may empower the President to appoint, such additional officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Managers (or, to the extent the power to prescribe authorities and duties of additional officers is delegated to him, the President) may from time to time determine.

       Section 2.4 Removal and Resignation of Officers. Any officer other than the President may be removed, with or without cause, by the Board of Managers at any regular or special meeting of the Board of Managers or by such officer, if any, upon whom such power of removal may be conferred by the Board of Managers. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

       Section 2.5 Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board of Managers.

       Section 2.6 President. The President shall be the Chief Executive Officer of the Company. He shall have the general powers and duties of management usually vested in the office of President of a corporation and shall have such other powers and duties as may be prescribed by the Board of Managers, the Agreement or these Bylaws.

       Section 2.7 Vice-Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice-President (or in the event there be more than one Vice-President, the Vice- Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice-Presidents shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

       Section 2.8 Secretary and Assistant Secretaries.

          (a) The Secretary shall keep or cause to be kept at the principal place of business of the Company or such other place as the Board of Managers may direct a book of minutes of all meetings and actions of Board of Managers, committees or other delegates of Managers. The Secretary shall keep or cause to be kept at the principal place of business of the Company a register or a duplicate register showing the names of all Members and their addresses, the number and classes of Interest held by each, the number and date of certificates issued for the same, if any, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give or cause to be given notice of all meetings of the Board of Managers (or committees or other delegates thereof) required to be given by these Bylaws or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Board of Managers or the President or by these Bylaws.

          (b) The Assistant Secretary (or if there be more than one, the Assistant Secretaries in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

     Section 2.9 Treasurer, Assistant Treasurer or Chief Financial Officer.

          (a) The Treasurer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all reasonable times be open to inspection by any Manager. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board of Managers. He or she shall disburse the funds of the Company as may be ordered by the Board of Managers, shall render to the President and Board of Managers, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Company and shall have other powers and perform such other duties as may be prescribed by the Board of Managers or the President or by these Bylaws.


          (b) The Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election) shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.


                                  ARTICLE III.

                                 General Matters

         Section 3.1 Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable by the Company shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time in accordance with the resolution of the Board of Managers.

          Section 3.2 Representation of Shares of Other Entities Held by Company. The President or any other person authorized by the Board of Managers or by any of the foregoing designated officers is authorized to vote or represent on behalf of the Company any and all shares of or interests in any corporation, partnership, limited liability company, trust, or other entity, foreign or domestic, standing in the name of the Company. The authority granted may be exercised in person or by a proxy duly executed by such designated person.

          Section 3.3 Seal. The Board of Managers may approve and adopt an official Company seal, which may be altered by them at any time. Unless otherwise required by the Board of Managers, any seal so adopted shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Company.


                                   ARTICLE IV.

            Amendments and Incorporation by Reference into Agreement

     Section 4.1 Amendment. These Bylaws may be restated, amended, supplemented or repealed only by Supermajority Decision of the Board of Managers.

                                    EXHIBIT A

                                   1998 BUDGET

                             [Intentionally Omitted]

           -------------------------------------------------------------

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF


                             IAN SCHRAGER HOTELS LLC


           -------------------------------------------------------------


                             As of February 13, 1998

                                TABLE OF CONTENTS


                                    ARTICLE I

                                  DEFINED TERMS

Section 1.1 Definitions....................................................2
Section 1.2  Headings.....................................................17

                                   ARTICLE II

                              OPERATION; TERM; ETC.

Section 2.1  Operation....................................................17
Section 2.2  Name.........................................................17
Section 2.3  Term.........................................................17
Section 2.4  Principal Place of Business..................................17
Section 2.5  Qualification in Other Jurisdictions.........................17

                                   ARTICLE III

                        PURPOSE AND POWERS OF THE COMPANY

Section 3.1  Purpose......................................................18
Section 3.2  Powers of the Company........................................18
Section 3.3  Limitations on Company Powers................................20

                                   ARTICLE IV

                        CAPITAL CONTRIBUTIONS, INTERESTS,
                          CAPITAL ACCOUNTS AND ADVANCES

Section 4.1  Capital Contributions........................................21
Section 4.2  Member's Interest............................................21
Section 4.3  Status of Capital Contributions..............................22
Section 4.4  Capital Accounts.............................................22
Section 4.5  Loans; Advances..............................................23

                                    ARTICLE V

                                     MEMBERS

Section 5.1  Powers of Members............................................24
Section 5.2  Reimbursements and Payments of Expenses......................24
Section 5.3  Partition....................................................24
Section 5.4  Pilevsky's Membership Interest...............................24


                                   ARTICLE VI

                                   MANAGEMENT

Section 6.1  Management of the Company....................................25
Section 6.2  Powers of the Chief Executive Officer........................27
Section 6.3  Restrictions on the Chief Executive Officer..................28
Section 6.4  Rights, Duties and Obligations of the Chief
             Executive Officer............................................29
Section 6.5  Consent of Members Not Required..............................29
Section 6.6  Reliance by Third Parties....................................30
Section 6.7  Transactions with Affiliates.................................30
Section 6.8  Confidentiality; Exclusivity.................................30
Section 6.9  Outside Businesses...........................................30
Section 6.10  Non-Competition and Other Schrager Related Matters..........31
Section 6.11  Tax Matters Member..........................................33

                                   ARTICLE VII

                          DISTRIBUTIONS AND ALLOCATIONS

Section 7.1 Distributions.................................................34
Section 7.2  Limitations on Distribution..................................38
Section 7.3  Intentionally Omitted........................................39
Section 7.4  Mandatory Tax Distributions..................................39
Section 7.5  Profits and Losses...........................................39
Section 7.6  Allocation Rules.............................................41
Section 7.7  Members' Share of Company Recourse Liabilities...............41
Section 7.8  Tax Allocation; Section 704(c) of the Code...................42
Section 7.9  Guaranty.....................................................42

                                  ARTICLE VIII

                          BOOKS AND RECORDS; REPORTING

Section 8.1  Books, Records and Financial Statements......................43
Section 8.2  Accounting Method............................................44
Section 8.3  Audits.......................................................44
Section 8.4  Other Reports................................................44

                                   ARTICLE IX

                                   TAX MATTERS

Section 9.1  Certain Notices..............................................45
Section 9.2  Right to Make Section 754 Election...........................45
Section 9.3  Taxation as Partnership......................................45


                                    ARTICLE X

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 10.1  Liability...................................................46
Section 10.2  Exculpation.................................................47
Section 10.3  Fiduciary Duty..............................................47
Section 10.4  Indemnification.............................................48
Section 10.5  Expenses....................................................48
Section 10.6  Insurance...................................................49

                                   ARTICLE XI

                     TRANSFERABILITY AND SUBSTITUTE MEMBERS;
                     RIGHT OF FIRST OFFER; TAG-ALONG RIGHT;
                          TRANSFERS AFFECTING PILEVSKY

Section 11.1  Transferability of Interests................................49
Section 11.2  Recognition of Transfer by Company..........................51
Section 11.3  Effect of Transfers.........................................51
Section 11.4  NorthStar/Schrager Right of First Offer.....................51
Section 11.5  NorthStar/Schrager Tag-Along Right..........................53
Section 11.6  NorthStar's Right to Transfer...............................54
Section 11.7  Transfers Affecting Pilevsky................................55
Section 11.8  Admission...................................................55

Section 11.9  Resignation.................................................56
Section 11.10  Pledges....................................................56
Section 11.11  Schrager Right to Sell Company.............................56
Section 11.12  Schrager Right to Transfer Carried Interest................56

                                   ARTICLE XII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1   No Dissolution.............................................57
Section 12.2   Events Causing Dissolution.................................57
Section 12.3   Notice of Dissolution......................................57
Section 12.4   Liquidation................................................57
Section 12.5   Termination................................................58
Section 12.6   Claims of the Members......................................58
Section 12.7   Bankruptcy or Dissolution of a Member......................58
Section 13.1   Amendments.................................................59
Section 13.2   Notices....................................................59
Section 13.3   Dispute Resolution.........................................59
Section 13.4   Failure to Pursue Remedies.................................60
Section 13.5   Cumulative Remedies........................................60
Section 13.6   Binding Effect.............................................60
Section 13.7   No Third Party Beneficiaries...............................60
Section 13.8   Interpretation.............................................60
Section 13.9   Severability...............................................60
Section 13.10  Counterparts...............................................60
Section 13.11  Integration................................................60
Section 13.12  Governing Law..............................................60
Section 13.13  Construction...............................................60
Section 13.14  Time.......................................................61
Section 13.15  Headings...................................................61
Section 13.16  Incorporation by Reference.................................61
Section 13.17  Further Action.............................................61

Schedule A - Members
Schedule B - Bylaws

Exhibit A - 1998 Budget